                                                                      02/04/2004

Contractor: ZBB Energy Corporation

                             ENCUMBRANCE INFORMATION

                                                            --------------------
                                                            DOCUMENT #500-03-031
                                                            --------------------

------------------------------------------------------------------------------------------------------------------------
Amount Encumbered         Program/Category (Code & Title)                                    Fund Title
by this Document
                          B/A IT. 3360-001-0381 (C) 30-Development
                                                                                             PIERRD
    $1,873,133.00

Prior Amount Encumbered   Budget List # 501.027B Encumber by: 06/30/2005   Expend by: 06/30/2009
for this Contract
                          Item                                                  Chapter        Statute       Fiscal Year

                          0381000-3360-001-30                                     157            2003           03/04

Total Amount Encumbered
to Date                   Object of Expenditure (Code and Title)

                          5400-615.68-54302

I hereby certify upon my own personal knowledge that budgeted funds          T.B.A. No.         B.R. No.
are available for the period and purpose of the expenditure stated above.

Signature of Accounting Officer                                                                 Date
/s/ Pam Young                                                                                   3/2/04

------------------------------------------------------------------------------------------------------------------------

             NOTES: Energy Systems Integration - 2004 Calendar Award

                                                       $1,873,133 TOTAL DOCUMENT

Illegible

                                         ---------------------------------------
STANDARD AGREEMENT -- APPROVED BY THE    CONTRACT NUMBER        AM. NO._________
STD. 2(REV. 5-91)     ATTORNEY GENERAL   500-03-031
                                         ---------------------------------------
                                         TAXPAYERS FEDERAL EMPLOYER
                                         IDENTIFICATION NUMBER 39-1987014
                                         ---------------------------------------

THIS AGREEMENT, made and entered into this 4th day of February, 2004. in the State of California, by and between State of California, through its duly elected or appointed, qualified and acting.

--------------------------------------------------------------------------------
TITLE OF OFFICER ACTING FOR STATE       Agency
                                        State Energy Resources Conservation
Executive Director__________________.   & Development Commission ______________,
                                        hereafter called the state, and
--------------------------------------------------------------------------------
CONTRACTOR'S NAME

ZBB Energy Corporation ________________________________________________________,
hereafter called the Contractor
--------------------------------------------------------------------------------

WITNESSETH: That the Contractor for and in consideration of the covenants, conditions, agreements, and stipulations of the State hereinafter expressed, does hereby agree to furnish to the State services and materials as follows:
(Set forth service to be rendered by Contractor, amount to be paid Contractor, time for performance or completion, and attach plans and specification, if any.)

1.   CONTRACT CONTENTS

     This contract consists of the paragraphs listed below and attached exhibits which are hereby expressly incorporated herein.

     1.   Contract Contents

     2.   Contract Purpose

     3.   Contract Term

     4.   Definitions

     5.   Payments to Contractor

     6.   Travel and Per Diem

CONTINUED ON _______ SHEETS, EACH BEARING NAME OF CONTRACTOR AND CONTRACT
NUMBER.

================================================================================
     The provisions on the reverse side hereof constitute a part of this agreement.

IN WITNESS WHEREOF, this agreement has been executed by the parties hereto, upon the date first above, written.
================================================================================
         STATE OF CALIFORNIA                           CONTRACTOR
--------------------------------------------------------------------------------
AGENCY                                  CONTRACTOR (If other then an individual,
                                        state whether a corporation partnership,
                                        etc.)
   State Energy Resources                  ZBB Energy Corporation
   Conservation and Development
   Commission
--------------------------------------------------------------------------------
BY (AUTHORIZED SIGNATURE)               BY (AUTHORIZED SIGNATURE)


   /s/ Cheryl Raedel          4-2-04       /s/ Geoffrey David Hann
--------------------------------------------------------------------------------
PRINTED NAME OF PERSON SIGNING          PRINTED NAME AND TITLE OF PERSON SIGNING

   Cheryl Raedel                           Geoffrey David Hann -- Director
--------------------------------------------------------------------------------
TITLE                                   ADDRESS
                                           N93 W 14475 Whittaker Way
   Manager, Contracts Office               Menomenee Falls, WI 53051-1653
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------
AMOUNT ENCUMBERED BY          PROGRAM        FUND                  Department of General Services
   THIS DOCUMENT          CATEGORY (CODE    TITLE                              Use Only
                            AND TITLE)
                          --------------------------------------      DPR
$1,873,133.00             (OPTIONAL USE)
-----------------------    SEE ATTACHED                            ------------------------------
PRIOR AMOUNT ENCUMBERED   --------------------------------------
FOR THIS CONTRACT         ITEM   CHAPTER   STATUTE   FISCAL YEAR              APPROVED
$0.00                                                                   ---------------------
-----------------------   --------------------------------------        |                    |
TOTAL AMOUNT ENCUMBERED   OBJECT OF EXPENDITURE( CODE AND TITLE)        |     APR 28 2004    |
TO DATE                                                                 |                    |
$1,873,133.00                                                           ---------------------
----------------------------------------------------------------      DEPT OF GENERAL SERVICES
I hereby certify upon my own personal      T.B.A NO.    B.R. NO.
knowledge that budgeted funds are                                  ------------------------------
available for this period and purpose of
the expenditure stated above.

----------------------------------------------------------------
SIGNATURE OF ACCOUNTING OFFICER                        DATE


/s/ Pam young                                          3/2/04      /s/ Illegible
================================================================
[_] CONTRACTOR  [_] STATE AGENCY  [_] DEPT. OF GEN. SER.  [_] CONTROLLER  [_]

STATE Illegible                                            CONTRACTOR'S COPY

STANDARD AGREEMENT -- APPROVED BY THE         CONTRACT NUMBER        AM. NO.
STD. 2 (REV. 5.91)    ATTORNEY GENERAL        500-03-031
                                              TAXPAYERS FEDERAL EMPLOYER
                                              IDENTIFICATION NUMBER
                                              39-1987014

THIS AGREEMENT, made and entered into this 4th day of February, 04, in the State of California, by and between State of California, through its duly elected or appointed, qualified and acting

TITLE OF OFFICER ACTING FOR STATE   AGENCY
                                    State Energy Resources Conservation
Executive Director                  & Development Commission _________________, hereafter called the State, and

CONTRACTOR'S NAME
ZBB Energy Corporation _______________________________________________________, hereafter called the Contractor

WITNESSETH: That the Contractor for and in consideration of the covenants, conditions, agreements, and stipulations of the State hereinafter expressed, does hereby agree to furnish to the State services and materials as follows:
(Set forth service to be rendered by Contractor, amount to be paid Contractor, time for performance or completion, and attach plans and specification, if any.)

1.   CONTRACT CONTENTS

     This contract consists of the paragraphs listed below and attached exhibits which are hereby expressly incorporated herein.

     1.   Contract Contents

     2.   Contract Purpose

     3.   Contract Term

     4.   Definitions

     5.   Payments to Contractor

     6.   Travel and Per Diem

CONTINUED ON _________ SHEETS, EACH BEARING NAME OF CONTRACTOR AND CONTRACT
NUMBER

--------------------------------------------------------------------------------
     The provisions on the reverse side hereof constitute a part of this agreement.

IN WITNESS WHEREOF, this agreement has been executed by the parties hereto, upon the date first above written.
--------------------------------------------------------------------------------

            STATE OF CALIFORNIA                                   CONTRACTOR
------------------------------------------   --------------------------------------------------------
AGENCY                                       CONTRACTOR (If other than an individual, state whether a
                                             corporation, partnership, etc.)

   State Energy Resources Conservation and   ZBB Energy Corporation
   Development Commission

BY (AUTHORIZED SIGNATURE)                    BY (AUTHORIZED SIGNATURE)

PRINTED NAME OF PERSON SIGNING               PRINTED NAME AND TITLE OF PERSON SIGNING

   Cheryl Raedel

TITLE                                        ADDRESS

                                                N93 W 14475 Whittaker Way
   Manager, Contracts Office                    Menomenee Falls, WI 53051-1653

AMOUNT ENCUMBERED BY THIS          PROGRAM/CATEGORY (CODE AND TITLE)   FUND TITLE    Department of General Services
DOCUMENT                                                                                       Use Only

_ 1,873,133.00                     (OPTIONAL USE)
                                   See Attached

PRIOR AMOUNT ENCUMBERED FOR
THIS CONTRACT                      ITEM   CHAPTER   STATUTE   FISCAL YEAR

_ 0.00

TOTAL AMOUNT ENCUMBERED TO DATE    OBJECT OF EXPENDITURE (CODE AND TITLE)

_ 1,873,133.00

I hereby certify upon my own personal knowledge    T.B.A. NO.   B.R. NO.
that budgeted funds are available for the period
and purpose of the expenditure stated above.

SIGNATURE OF ACCOUNTING OFFICER                                DATE

/s/ Pam young                                                  3/2/04
-------------------------------

[_] CONTRACTOR   [_] STATE AGENCY   [_] DEPT. OF GEN. SER.  [_] CONTROLLER   [_]

Contractor: ZBB Energy Corporation                                    02/04/2004

                             ENCUMBRANCE INFORMATION

                                                           DOCUMENT # 500-03-031

---------------------------------------------------------------------------------------------------------------------
Amount Encumbered         Program/Category (Code & Title)                                    Fund Title
by this Document          B/A IT. 3360-001-0381 (C) 30-Development
                                                                                             PIERRD
    $1,873,133.00

Prior Amount Encumbered   Budget List # 501.027B    Encumber by: 06/30/2005   Expend by: 06/30/2009
for this Contract
                          Item                                               Chapter   Statute   Fiscal Year

                          0381000-3360-001-30                                  157       2003       03/04

Total Amount Encumbered
to Date                   Object of Expenditure (Code and Title)

                          5400-615.68-54302

I hereby certify upon my own personal knowledge that budgeted funds          T.B.A. No.         B.R. No.
are available for the period and purpose of the expenditure stated above.

Signature of Accounting Officer                                                                 Date


/s/ Pam Young                                                                                   3/2/04
---------------------------------------------------------------------------------------------------------------------

             NOTES: Energy Systems Integration - 2004 Calendar Award

                                                       $1,873,133 Total Document

          1.   Purchase of Equipment
          8.   Project Budget Revision
          9.   Contract Management
          10.  Standard of Performance
          11.  Subcontractors and Subcontractor Agreements
          12.  Reporting
          13.  Recordkeeping, Cost Accounting and Auditing
          14.  Business Activity Reporting
          15.  Review and Notice of Conflicting Terms
          16.  Confidentiality
          17.  Intellectual Property Items Developed Prior to this Contract
          18.  Rights of Parties Regarding Intellectual Property
          19.  Royalty Payments to Commission
          20.  Notices to Parties
          21.  Disputes
          22.  Stop Work
          23.  Termination
          24.  General Terms and Conditions

          Exhibit A:   Work Statement
                          Attachment A-l - Progress Report Format
                          Attachment A-2 - Final Report Format
                          Attachment A-3 - Resume/Bios
          Exhibit B:   Task Deliverables, Schedule & Gantt Chart
          Exhibit C:   Budget
          Exhibit D:   Contract Contacts - Commission and Contractor
          Exhibit E:   Confidential and Intellectual Property List

2.   CONTRACT PURPOSE

     The purpose of this contract is to fund research, development and demonstration projects under the Energy Commission Public Interest Energy Research (PIER) Program. The contract will demonstrate and evaluate the economic benefits of distribution system upgrade deferral. This goal will be met by operating a ZBB zinc-bromine battery EES at a PG&E distribution node for a minimum of 18 months. Specific tasks are detailed in the attached Exhibit A, "Work Statement."

3.   CONTRACT TERM

     The term of this contract shall be from APRIL 12, 2004 TO MARCH 31, 2008. This contract is of no force or effect until signed by both parties, and approved by the Department of General Services.

4.   DEFINITIONS

     A. AFFILIATE OF THE CONTRACTOR means any natural person, corporation, partnership joint venture, sole proprietorship or other business entity directly or indirectly through one or more intermediaries, controlling, controlled by, or under common control with the Contractor. The term "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. For purposes of this contract, it is presumed that ownership or control of the voting power of more than fifty percent (50%) of the voting stock or partnership interests in an entity constitutes control of that entity.

     B. CONTRACT BUDGET refers to Commission reimbursable and Contractor's matching fund expenditures for that portion of the project covered by the contract.

     C. CONTRACT PERIOD is the length of this contract between the Energy Commission and the Contractor. The Contractor's "project" may coincide with or extend outside the "contract period."

     D.   DATE means calendar date.

     E. CONTRACT START DATE is the date Commission reimbursable expenses can begin after the Department of General Services signs the contract document.

     F. CONTRACT END DATE is the last date Commission reimbursable expenses can be incurred and is the expiration date of the contract.

     G. ECONOMIC BENEFIT for a project co-funded using Energy Commission funds means the realization of economic gain or other tangible benefits by the Contractor or its affiliates (except bona fide third party purchasers of Contractor's commercial products) through the use of project-related products and rights, including but not limited to, operation, sale, distribution or manufacturing, or by any other transaction, including but not limited to, grant, rent, loan, equity, option, transfer, license or other fee, or by otherwise disposing of the project-related products and rights.

     H. The Commission may rely upon professional accounting opinion in making a final determination of the dollar value of gross revenue, and such determination shall be the basis for calculating the royalty payment due the Commission.

     I. EQUIPMENT is defined as having a useful life of at least one year, having an acquisition unit cost of at least $5,000, and purchased with Commission funds. EQUIPMENT means any products, objects, machinery, apparatus, implements or tools purchased, used or constructed within the project, including those products, objects, machinery, apparatus, implements or tools from which over thirty percent (30%) of the equipment is composed of materials purchased for the project.

     J. For purposes of determining depreciated value of equipment used in the contract, the project shall terminate at the end of the normal useful life of the equipment purchased, funded and/or developed with Commission funds. The Commission may determine the normal useful life of such equipment.

     K. FINANCIAL STATEMENTS means balance sheets, statements of operations, statements of cash flows, and capita] statements.

     L. GROSS REVENUES means the gross sales price, rentals and other amounts received by Contractor from or on account of the sale, lease, or other transfer or use of Project-Related Products and Rights, less sales tax paid. Gross Revenues shall be determined as above and in accordance with appropriate Federal cost principles and any economic benefit.

     M. KEY PERSONNEL are employees or consultants of the Contractor who are critical to the outcome of the project. For example, they may have expertise in the particular field, or have experience that is not available from another source. Replacing these individuals may affect the outcome of the project.

     N. KEY SUBCONTRACTORS are contractors, subcontractors or vendors to the Contractor and who are critical to the outcome of the project. As with Key Personnel, Key Subcontractors may have expertise in the particular field, or have experience that is not available from another source and replacement may significantly affect the project. An employee of the Contractor's subcontractor or vendor may also qualify as "key".

     O. MATCH FUND PARTICIPANT means any party which supplies match funds to the project.

     P. MATERIALS means the substances used in constructing a finished object, commodity, device, article or product.

     Q. OTHERWISE DISPOSING OF means (1) project-related products and rights not sold but delivered by the Contractor or its affiliates to others regardless of the basis for compensation, if any, and (2) project-related products and rights put into use by the Contractor or any third party for any purpose other than testing or evaluation of the project-related products and rights.

     R. PROJECT refers to the entire effort undertaken and planned by the Contractor including the work co-funded by the Commission. The project may coincide with or extend beyond the contract period.

     S. PROJECT-RELATED PRODUCTS AND RIGHTS means any and all energy inventions, discoveries, machines, designs, computer software, products, devices, mechanisms, methods, protocols, processes, algorithms, flowcharts, diagrams, trade secrets, data, copyrights, patents, trademarks, proprietary rights, and the like created or made or discovered or first reduced to practice by the Contractor or other third party as a result, in whole or in part, of the contract award(s) and any and all updates, revisions, modification, enhancements, derivations, variations, additions, continuations, renewals, and extensions thereto and all proceeds and products therefrom.

     T. SALE is sale, license, lease, gift or other transfer of a project-related product or right.

     U. SALES PRICE means gross revenue, excluding normal returns and allowances such as sales tax, freight and insurance, if applicable, derived from a sale.

     V. SUBJECT INVENTION means any and all energy invention or discovery conceived, or first actually reduced to practice in the course of or under the Commission-funded portion of this contract (i.e., that portion of this contract for which Contractor has invoiced the Commission and received reimbursement) and includes any art, method, process, machine, manufacture design or composition of matter, or any new and useful improvement hereof, whether patented or unpatented, under the patent laws of the United States of America or any foreign country.

     W. TECHNOLOGY refers to the general subject area where the product or innovation will be used. For example, solar thermal electric generation is a technology area; direct steam generation is an innovation in this technology area. TECHNOLOGY DEVELOPED means subject invention and/or project-related products and rights.

     X.   Terms Relating to Data

          1) TECHNICAL DATA or DATA as used throughout this contract means recorded information regardless of form or characteristic, of a scientific or technical nature. It may, for example, document research; document experimental, developmental, demonstration, or engineering work; or be usable or used to define a design or process; or to procure, produce, support, maintain, or operate material. The data may be graphic or pictorial delineations in media such as drawings or photographs, test specifications or related performance or design type documents or computer software (including computer programs, computer software data bases, and computer software documentation). Examples of technical data include manufacturing techniques and methods, machinery, devices such as tools, products, or components, research and engineering data, engineering drawings and associated lists, specifications, engineering calculations, standards, process sheets, manuals, technical reports, catalog item identification, and related information. Technical data as used herein does not include financial reports, cost analyses and other information incidental to contract administration.

          2) BUSINESS INFORMATION is information about the operation of a specific business. It includes information concerning the cost and pricing of goods, supply sources, cost analyses, characteristics of customers, books and records of the business, sales information including mailing lists, customer lists, business opportunities, information regarding the effectiveness and performance of personnel, and information incidental to contract administration.

          3) PUBLIC INFORMATION is information previously published, generally available from more than one source, or information in the public domain. All air monitoring and emission data included in a proposal or requested through a contract are public information California Government Code Section 6254.7 states that all information, analyses, plans or specifications that disclose the nature, extent, quantity, or degree of air contaminants or other pollution which any article, machine, equipment, or other contrivance will produce, which any state or local agency requires Contractor to provide before the Contractor builds, erects, alters, replaces, operates, sells, rents, or uses such article, etc., are public records.

          4) CONFIDENTIAL INFORMATION is technical data or business information Contractor has satisfactorily identified and which the Commission has agreed to designate as confidential.

          5) PROPRIETARY DATA is such data as Contractor has identified in a satisfactory manner as being under Contractor's control prior to commencement of performance of this contract or produced by Contractor or its subcontractors at its own expense, and which Contractor has reasonably demonstrated as being of a proprietary nature either by reason of copyright, patent or trade secret doctrines in full force and effect at the time when performance of this contract is commenced.

          6) A TRADE SECRET is any formula, plan, pattern, process, tool, mechanism, compound, procedure, production data, or compilation of information which is not patented and which is generally known only to certain individuals with a commercial concern and are using it to fabricate, produce or compound an article of trade or a service having commercial value and which gives its user an opportunity to obtain a business advantage over competitors who do not know or use it.

          7) GENERATED DATA is that data which the Contractor collects, collates, records, deduces, reads out or postulates for use in the performance of this contract. In addition, any electronic data processing program, model or software system developed or substantially modified by the Contractor in the performance of this contract at Commission expense, together with complete documentation thereof, shall be treated as generated data.

          8) DELIVERABLE DATA is that data which, under the terms of this contract, is required to be delivered to the Commission.

5.   PAYMENTS TO CONTRACTOR

     Subject to the conditions listed below, the Commission agrees to reimburse Contractor, monthly in arrears, for expenses incurred in accordance with Exhibit C, Budget. The consideration to be paid Contractor, as provided herein, shall be in compensation for Contractor's actual and allowable expenses incurred in the performance hereof, including travel, per diem, and applicable taxes, unless otherwise expressly so provided. The total amount of this contract shall not exceed $1,873,133 (One million, eight hundred seventy three thousand, one hundred thirty three dollars).

     A.   A request for payment shall consist of, but is not limited to:

          1) An invoice that is a LIST of actual expenses incurred during the billing period, backup information is not required, see Audit clauses. The invoice list must include:

               a) date prepared, contract number, contractor's Federal ID number and billing period,

               b) contractor's actual hourly labor rates by individual, which may be fully loaded,

               c) operating expenses, including equipment, travel, miscellaneous,

               d) subcontractor invoices, identifying small business and disabled veteran business,

               e) overheads, direct & indirect, not included in the fully loaded hourly rate,

               f)   match fund expenditures, and

               g) by task: cumulative amounts, budgeted, billed to date, current billing, and balance of funds.

          2) A progress report that documents evidence of progress, which includes written progress reports and deliverables prepared by the Contractor as detailed in Exhibit A and Exhibit B.

     B. The Commission will accept computer-generated or electronically transmitted invoices without backup documentation provided that Contractor sends a hardcopy the same day to the address in Exhibit D, Contract Contacts.

     C. Contractor shall submit all invoices to the address designated in Exhibit D.

     D. Each invoice is subject to Commission Contract Manager approval and payment by the State Controller's Office.

     E. The Commission Contract Manager may approve invoices requesting partial payment of a task if the Contractor has demonstrated sufficient evidence of progress toward preparing the deliverables required in that task. The Commission Contract Manager will dispute an invoice requesting payment of all funds remaining in that task budget, if the Commission Contract Manager has not received and approved all of the deliverables due for that task.

     F. Payments shall be made to Contractor only for undisputed invoices. An undisputed invoice is an invoice executed by Contractor for services rendered to the Commission and for which additional evidence is not required to make payment. The Commission Contract Manager shall give written notice and specify the known reasons for dispute to Contractor within 15 working days of receipt of the disputed invoice by using a State of California Standard Form 209. If the invoice is not disputed within the 15 working days, the invoice is presumed to be valid, but is subject to audit and verification.

     G. Commission shall retain from each invoice an amount equal to 10 per cent (10%) of that invoice, excluding equipment invoices. The retained amount shall be held by the Commission and released to Contractor only upon the Commission's approval that the contract work has been satisfactorily completed and the Final Report has been received and approved. Contractor must submit an invoice for the retained amount.

     H. Payment shall be made to Contractor no later than 30 calendar days from the date a correct, undisputed invoice is received in the Commission Accounting Office. The State shall make payment to the Contractor for performance under this contract, in accordance with applicable deliverable criteria, receipt and approval by the Commission, and in accordance with invoices submitted.


                                  Page 7 to 28

     I. Contractor is entitled to interest penalties beginning on the 46th calendar day that an undisputed invoice is not paid. Contractor is not required to submit an invoice for the interest penalties.

     J. Contractor shall retain all records relating to direct and indirect expenses reimbursed to Contractor hereunder, and to hours of employment on this contract by all employees of Contractor for which the Commission is billed. Such records shall be maintained for a period of three years after final payment of this contract, or until audited by the State, whichever occurs first, and shall be available for inspection or audit at any reasonable time by the Commission or its designee.

     K.   This contract is funded through the Public Interest Energy Research
          (PIER) Program. Contractor may be providing matching fund identified in Contractor's proposal and as detailed in Exhibit C, Budget. Match sources may be revised subject to the requirements of Exhibit A.

     L. These (PIER) contract funds are available until June 30, 2009. The Commission cannot warrant or guarantee that these funds will be extended by the State Legislature. To reflect a reduction of funds, the Commission may amend the contract to reflect any reduction of funds or cancel the contract under the Termination clause.

6.   TRAVEL AND PER DIEM

     A. Travel identified in Exhibit C, Budget is approved and does not require further authorization.

     B. Travel that is not included in Exhibit C, Budget shall require prior written authorization from the Commission Contract Manager. Commission will reimburse travel expenses from the Contractor's office location where the employees assigned to the contract are permanently located.

     C. Commission shall reimburse Contractor for travel and per diem, up to but not to exceed, the rates allowed nonrepresented State employees. Commission shall provide Contractor with current rates and updates when revised by the State or requested by Contractor. Travel expenses in excess of the State rates cannot be reimbursed.

     D. Contractor must retain documentation of travel expenses in its financial records as follows:

          o    expenses must be detailed using the current State rates,

          o expenses must be listed by trip including dates and times of departure and return, and

          o receipts for travel expenses claimed must be retained by Contractor (receipts are not required for travel meals or incidentals within current allowable rates).

7.   PURCHASE OF EQUIPMENT

     A. Equipment, as defined in Clause 4 and identified in Exhibit C, Budget, PIER Reimbursable Expenditures, is approved for purchase.

     B. Equipment not included in Exhibit C, Budget, PIER Reimbursable Expenditures, shall be subject to prior written approval from the Commission Contract Manager.

     C. All equipment purchased with Commission funds shall be made subject to the following terms and conditions:

          1) The Commission Contract Officer will complete and sign a Uniform Commercial Code (UCC.l) Financing Statement and submit it to the Contractor for signature. The Commission Contract Officer will file the signed UCC.l with the Secretary of State's Office. Invoices for equipment purchases associated with a UCC.l will not be processed until the UCC.l has been filed with the Secretary of State's Office

          2) Title to all non-expendable equipment purchased in part or in whole with Commission funds shall remain with the Commission

          3) Contractor shall assume all risk for maintenance, repair, destruction and damage to equipment while in the possession or subject to the control of Contractor. Contractor is not expected to repair or replace equipment that is intended to undergo significant modification or testing to the point of damage/destruction as part of the work described in Exhibit A, Work Statement

     D.   Upon termination of this contract, Commission may:

          1) if requested by the Contractor, authorize the continued use of such equipment to further Public Interest Energy Research efforts,

          2) by mutual agreement with the Contractor, allow the Contractor to purchase such equipment for an amount not to exceed the residual value of the equipment as of the date of termination of this contract, or

          3) request that such equipment be delivered to the Commission with any costs incurred for such return to be borne by the Commission.

8.   PROJECT BUDGET REVISIONS

     A. Budget reallocations that do not significantly affect the scope of work will be made in the following manner. Contractor shall provide reasonable advance notification to the Commission Contract Manager of any anticipated budget reallocations. Contractor may reallocate a task budget up to 15 percent (15%) of the original task amount, with prior written notification to the Contract Manager. Reallocations of more than 15 percent (15%) of an original task budget require prior written approval of the Commission Contract Manager and the Program Team Lead Commission Contract Manager will notify the Contractor Project Manager in writing within 10 working days. The Commission Contract Manager shall send approved changes in a revised Exhibit C, Budget to the Commission Contract Officer.

     B. Significant changes in the scope of work must be approved by the Commission in the form of a formal amendment. A change is significant if it increases the project budget beyond the approved amount, results in changes in deliverables, moves due dates beyond the term of the contract or modifies the scope of work reasonably beyond that approved at the Commission business meeting.

9.   CONTRACT MANAGEMENT

     A.   Contractor Project Manager

          The Contractor Project Manager on behalf of Contractor is designated in Exhibit D. The Contractor Project Manager may not be replaced without Commission Contract Manager's prior written approval. Such approval shall not be unreasonably withheld. The Contractor Project Manager is responsible for the day to day project status, decisions and communications with the Commission Contract Manager.

     B.   Commission Contract Manager

          The Commission Contract Manager is designated in Exhibit D. Commission may change the Contract Manager by notice given Contractor at any time signed by the Commission Contract

          Officer. The Commission Contract Manager is responsible for the day-to-day contract status, decisions and communications with the Contractor Project Manager. The Commission Contract Manager will review and approve all project deliverables, reports and invoices.

     C. Within the contract term stated in contract clause 3, revisions to Exhibit B, Task Deliverables, Schedule and Gantt Chart, may be made by the Contractor Project Manager and approved in writing by the Commission Contract Manager without a formal amendment to the contract.

10.  STANDARD OF PERFORMANCE

     A. Contractor, its subcontractors and their employees in the performance of Contractor's work under this contract shall be responsible for exercising the degree of skill and care required by customarily accepted good professional practices and procedures used in scientific and engineering research fields.

     B. The failure of a project to achieve the technical or economic goals stated in the Work Statement is not a basis for the Commission to determine that the work is unacceptable, unless the work conducted by the Contractor or subcontractors is deemed by the Commission to have failed the foregoing standard of performance.

     C. In the event that Contractor or its subcontractor fail to perform in accordance with the foregoing standard of performance, the Commission Contract Manager and the Contractor Project Manager shall seek to negotiate in good faith an equitable resolution satisfactory to both parties. If such a resolution cannot be reached, the parties shall work through the Commission's dispute resolution process described in the Disputes clause herein.

     D. Nothing contained in this section is intended to limit any of the rights or remedies which the Commission may have under law.

     E. The Commission Contract Manager shall, upon completion of the contract and/or release of retention, prepare a performance evaluation of Contractor.

          1) If the Commission Contract Manager prepares an unsatisfactory evaluation, the evaluation shall be filed with the Department of General Services, Office of Legal Services (DGS), and sent to the Contractor within 15 days. The Contractor shall have 30 days to prepare a response to the evaluation of the contract performance. The Contractor shall send its response to the DGS and a copy to the Commission.

          2) The unsatisfactory evaluation and Contractor's response shall not be a public record and shall remain on file for a period of 36 months only.

11.  PERSONNEL, SUBCONTRACTORS, DVBES

     A.   Key Personnel

          Contractor's key personnel, listed in Exhibit D, may not be substituted without the Commission Contract Manger's prior written approval. Such approval shall not be unreasonably withheld Contractor may substitute all other personnel, with reasonable advance notification made to the Commission Contract Manager.

     B.   Key Subcontractors

          Contractor's key subcontractors, listed in Exhibit D, may not be substituted without the Commission Contract Manager's prior written approval. Such approval shall not be unreasonably withheld. Contractor may substitute all other subcontractors, with reasonable advance notification made to the Commission Contract Manager. Replacement of key subcontractors is subject to the conditions of subparagraph C.

     C.   Agreements with Subcontractors

          1) Nothing contained in this contract or otherwise, shall create any contractual relationship between the Commission and any subcontractors, and no subcontract shall relieve the Contractor of its responsibilities and obligations hereunder. The Contractor agrees to be as fully responsible to the Commission for the acts and omissions of its subcontractors or persons either directly or indirectly employed by any of them as it is for the acts and omissions of persons directly employed by the Contractor. The Contractor's obligation to pay its subcontractors is an independent obligation from the Commission's obligation to make payments to the Contractor. As a result, the Commission shall have no obligation to pay or to enforce the payment of any monies to any subcontractor.

          2) Contractor shall be responsible for establishing and maintaining contractual agreements with and reimbursement of each of the subcontractors for work performed in accordance with the terms of this contract. Contractor shall provide Commission with copies of all contractual agreements with key subcontractors promptly upon final execution thereof.

          3) Flowdown provisions that should be included in subcontracts are listed below. Review each provision for applicability to each situation.

               DEFINITIONS               CONFIDENTIALITY
               -----------------------   -------------------------------------
               Travel & Per Diem         Intellectual Property Items Developed
                                         prior to this Contract
               Purchase of Equipment     Recordkeeping, Cost Accounting &
                                         Auditing
               Standard of Performance   Rights of Parties Regarding
                                         Intellectual Property
               Disputes                  Stop Work
               Termination               General Terms & Conditions

          3) PIER contractors who are subcontracting with a private or public university may use the terms and conditions negotiated by the Commission for their subcontracts with the university.

          4) Replacement or substitution of all non-key subcontractors is permitted with reasonable advance written notification to the Commission Contract Manager and shall be subject to the provisions of subparagraphs D and E below.

          5) Each subcontract shall contain provisions similar to those of Clause 18, "Rights of Parties Regarding Intellectual Property", subparagraph F. "Limitations on Contractor Disclosure of Contract Data, Information, Reports and Records." related to the confidentiality of Commission data and its nondisclosure by Contractor.

          6) All subcontracts entered into pursuant to this contract shall be subject to examination and audit by the Bureau of State Audits for a period of three years after final payment under the contract.

          7) Each subcontract to which the Commission has consented shall contain a provision that further assignments shall not be made to any third or subsequent tier subcontractor without additional advance written consent of Commission.

     D.   Additions, Removal, or Substitutions of Subcontractors

          Any subcontractor change shall be subject to the following conditions:

          1) Contractor shall provide the Commission with a copy of its contracting policies and procedures for selecting subcontractors. The Commission Contract Officer shall evaluate the Contractor's process to determine if it is in substantial accord with the State's process. The Commission Contract Officer will provide a written determination to the Contractor. The Commission Contract Officer will retain this set of contracting policies and procedures until the final audit of project records.

          2) If Contractor's process is acceptable, Contractor may use its process to solicit and select subcontractors. If, however, Contractor's process does not substantially meet the State's requirements, Contractor shall solicit a minimum of three bids or provide justification, in advance, to the Contract Officer, as to why a competitive process is not appropriate.

          3) Thirty days prior to using new policies and procedures, the Contractor shall notify the Commission Contract Officer and provide a detailed, written description of the changes. The Commission Contract Officer will provide a written determination to the Contractor stating whether the revised changes are still in substantial accord with the State's process.

     E.   Disabled Veteran Business (DVBE) Changes

          Contractor must use the DVBE subcontractors/vendors identified in its proposal for the duration of the contract. Replacement of DVBEs must be approved in advance by the Commission. Contractor must notify the Commission Contract Manager in writing. The process of replacing any subcontractor/vendor is defined in subparagraph D above. In addition, the Contractor's written request must include:

          1) A letter from the Contractor explaining the reason for the change and the identity of the DVBE subcontractor/vendor changed; or

          2) If the change is not a DVBE, an explanation of the Contractor's efforts (good faith) to replace the DVBE with another DVBE.

          Contractor shall submit the request to the Commission Contract Manager, the Commission Contract Officer determines compliance with the DVBE. The Contractor's request and the Commission's approval or disapproval shall not be an excuse for noncompliance with any other provision of law including, but not limited to, the subletting and subcontracting fair practices act or any other contract requirements related to substitution of subcontractors.

          Contractor's failure to adhere to the DVBE participation goals in its proposal may be cause for contract termination and recovery of damages under the rights and remedies due the Commission under the Termination clause.

12.  REPORTING

     A. All reports and deliverables shall be delivered to the Accounting Office and address designated in Exhibit D. Confidential reports and deliverables shall be delivered to the Contracts Officer designated in Exhibit D.

     B.   Progress Reports

          The Contractor shall prepare progress reports which summarize all contract activities conducted by the Contractor for the reporting period, including an assessment of the ability to complete the project within the current budget and any anticipated cost overruns. Each progress report is due to the Commission Contract Manager within 30 days after the end of the reporting period. The Commission Contract Manager will specify the report format, contents, and number of copies to be submitted, see Attachment A-1, Progress Report Format.

     C.   Final Report and Final Meeting

          At the conclusion of the contract's technical work and as provided for in Exhibit A, Work Statement, and Exhibit B, Task Deliverables Schedule. Contractor shall prepare a comprehensive written Final Report, including an Executive Summary. The Commission Contract Manager will review and approve the Final Report.

          Contractor shall also meet with the Commission to present the findings, conclusions, and recommendations. Both the final meeting and the Final Report must be consummated on or before the termination date of the contract. Final Report specifications and meeting are detailed in the Exhibit A, Work Statement and Attachment A-2, Final Report Format.

     D.   All reports, including reprints, shall include the following legend:

                                  LEGAL NOTICE

          THIS REPORT WAS PREPARED AS A RESULT OF WORK SPONSORED BY THE CALIFORNIA ENERGY COMMISSION (COMMISSION). IT DOES NOT NECESSARILY REPRESENT THE VIEWS OF THE COMMISSION, ITS EMPLOYEES, OR THE STATE OF CALIFORNIA. THE COMMISSION, THE STATE OF CALIFORNIA, ITS EMPLOYEES, CONTRACTORS, AND SUBCONTRACTORS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AND ASSUME NO LEGAL LIABILITY FOR THE INFORMATION IN THIS REPORT; NOR DOES ANY PARTY REPRESENT THAT THE USE OF THIS INFORMATION WILL NOT INFRINGE UPON PRIVATELY OWNED RIGHTS. THIS REPORT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION IN THIS REPORT.

13.  RECORDKEEPING, COST ACCOUNTING AND AUDITING

     A.   Cost Accounting

          Contractor agrees to keep separate, complete, and correct accounting of the costs involved in developing, installing, constructing, and testing of project-related product(s) funded under the Commission-funded portion of this contract as well as keep separate, complete, and correct account of the economic benefit(s) from project-related product(s) and right(s). The Commission shall have the right to examine Contractor's books of accounts at all reasonable times to the extent and as is necessary to verify the accuracy of Contractor's reports.

     B.   Accounting Procedures

          The Contractor's costs shall be determined on the basis of the Contractor's accounting system procedures and practices employed as of the effective date of this contract. The Contractor's cost accounting practices used in accumulating and reporting costs during the performance of this contract shall be consistent with the practices used in estimating costs for any proposal to which this contract relates; provided that such practices are consistent with the other terms of this contract and provided, further, that such costs may be accumulated and reported in greater detail during performance of this contract. The Contractor's accounting system shall distinguish between direct costs and indirect costs. All costs incurred for the same purpose, in like circumstances, are either direct costs only or indirect costs only with respect to costs incurred under this contract.

     C.   Allowabi1ity of Costs

          1)   Allowable Costs

               The costs for which the Contractor shall be reimbursed under this contract include all costs, direct and indirect, incurred in the performance of work that are identified in the Contractor's proposal and contract Exhibit C, Budget.. Costs must be incurred within the term of the contract. Factors to be considered in determining whether an individual item of cost is allowable include (i) reasonableness of the item, (ii) allocability of the item to the work, (iii) the Contractor's use of applicable Federal OMB Circulars A-87, A-21, A-122 or FAR Part 31, and (iv) the other terms and conditions of this contract. Federal guidelines are on-line at:www.whitehouse.gov/omb.

          2)   Unallowable Costs

               The following is a description of some specific items of cost that are unallowable; provided, however, that the fact that a particular item of cost is not included shall not mean that it is allowable. Details concerning the allowability of costs are available from the Commission Accounting Office.

               a) Contingency Costs, Imputed Costs, Fines and Penalties, Losses on Contracts, and Excess Profit Taxes are unallowable.

               b) The Commission will pay for State or local sales or use taxes on the services rendered or equipment, parts or software supplied to the Commission pursuant to this contract. The State of California is exempt from Federal excise taxes.

          3) Except as provided for in this contract, Contractor shall use the Federal OMB Circulars A-87, A-21, A-122 or FAR Part 31 in determining allowable and unallowable costs.

     D.   Audit Rights

          Contractor shall maintain books, records, documents, and other evidence, based on the procedures set forth above, sufficient to reflect properly all costs claimed to have been incurred in performing this contract. The Commission, an agency of the State or, at the Commission's option, a public accounting firm designated by Commission, may audit such accounting records at all reasonable times with prior notice by Commission, Commission shall bear the expense of such audits. It is the Intent of the parties that such audits shall ordinarily be performed not more frequently than once every twelve
          (12) months during the performance of the work and once at any time within three (3) years following payment by Commission of the Contractor's final invoice. However, performance of any such interim audits by Commission does not preclude further audit.

          Contractor agrees that the Commission, the Department of General Services, the Bureau of State Audits, or their designated representative shall have the right to review and to copy any records and supporting documentation pertaining to the performance of this contract. Contractor agrees to maintain such records for possible audit for a minimum of three (3) years after final payment, unless a longer period of record retention is stipulated. Contractor agrees to allow the auditor(s) access to such records during normal business hours and to allow interviews of any employees who might reasonably have information related to such records. Further, Contractor agrees to include a similar right of the State to audit records and interview staff in any subcontract related to performance of this contract. (GC 8546.7, PCC 10115 et seq., CCR Title 2, Section 1896)

     E.   Refund to Commission

          If Commission determines, pursuant to subarticle C or otherwise, that any invoiced and paid amounts exceed the actual allowable incurred costs and earned fixed fees (if any), Contractor shall repay such amounts to Commission within thirty (30) days of request or as otherwise agreed by the Commission and Contractor, if Commission does not receive such repayments, Commission shall be entitled to withhold further payments to the Contractor,

     F.   Audit Cost

          The cost of the audit shall be borne by the Commission except when the results of the audit reveal an error detrimental to the Commission exceeding more than ten percent (10%) or $5,O0O (whichever is greater) of 1) the amount audited, or 2) if a royalty audit, the total royalties due in the period audited. In these exceptions, Contractor agrees to reimburse Commission for reasonable costs and expenses incurred by the Commission in conducting such audit.

14.  BUSINESS ACTIVITY REPORTING

     A. Contractor shall promptly notify the Commission Contract Manager of the occurrence of each of the following:

          1)   A change of address.

          2)   A change in the business name or ownership.

          3) The existence of any litigation or other legal proceeding affecting the project.

          4) The occurrence of any casualty or other loss to project personnel, equipment or third parties of a type commonly covered by insurance,

          5) Contractor's receipt of notice of any claim or potential claim against Contractor for patent, copyright, trademark, service mark and/or trade secret infringement that could affect the Commission's rights.

     B. Contractor shall not change or reorganize the type of business entity under which it does business except upon prior written notification to the Commission. A change of business entity or name change requires an amendment assigning or novating the contract to the changed entity. In the event the Commission is not satisfied that the new entity can perform as the original Contractor, the Commission may terminate this contract as provided in the Termination clause.

15.  REVIEW AND NOTICE OF CONFLICTING TERMS

     Contractor warrants and attests that it has conducted a detailed review of the terms and conditions of its existing project related third party agreements and has identified all known or reasonably foreseeable conflicts with this contract's terms and conditions and has disclosed the conflicts in writing to the Commission prior to executing this contract. In the event further conflicts are identified. Contractor and Commission agree that these conflicts shall be addressed using the procedure described in the Disputes clause. Nothing in this contract is intended to nullify or obviate any prior third party agreements executed by Contractor. However, the Commission is free to terminate this contract if the conflict impairs or diminishes the value of this contract.

16.  CONFIDENTIALITY

     A.   Determination

          The Commission Executive Director makes the final determination of confidentiality. In the event there is a disagreement over the items to be delivered under the contract, the parties shall use the Disputes clause. Those items to be delivered as confidential shall be subject to the Commission Executive Director's determination of confidentiality. If the

          Contractor wishes to appeal the Executive Director's determination, the appeal shall be made to the full Commission. If the Contractor disagrees with this determination, the Contractor may seek judicial review as per Title 20 CCR 2506, et seq.

          The Contractor has not identified any confidential or proprietary items to be delivered under this contract.

     B.   Public and Confidential Deliverables

          Only those items specifically listed in Exhibit E or in a subsequent determination of confidentiality qualify as confidential deliverables. All deliverables including, but not limited to, progress reports, task deliverables and the Final Report shall not contain confidential information except when the Commission Contract Manager and the Contractor deem it necessary to include confidential information in a deliverable. In such event, the Contractor shall prepare the deliverable in two separate volumes, one for public distribution and one to be maintained in the Commission's confidential records.

     C.   Future Confidential Information

          The Contractor and the Commission agree that during this contract, it is possible that the Contractor may develop additional data or information that the Contractor considers to be protectable as confidential information. The Commission Contract Manager shall provide a copy of the Commission Application for Confidential Designation to the Contractor Project Manager. Contractor must list all items and information along with justification for confidentiality and submit the application to the Commission Contract Manager. The Commission Executive Director makes the final determination of confidentiality. Such subsequent determinations will be added to Exhibit E.

     D.   Identifying and Submitting Confidential Information

          All confidential information submitted by the Contractor shall be marked "Confidential" on each document containing the confidential information and delivered in a sealed package to the Commission Contract Officer identified in Exhibit D. The Commission Contract Officer will notify the Commission Contract Manager that the confidential information has been received and is in the Contracts Office for review. The confidential information will only be available to those persons authorized by the Executive Director.

17.  INTELLECTUAL PROPERTY ITEMS DEVELOPED PRIOR TO THIS CONTRACT

     A. The Commission makes no claim to intellectual property that existed prior to this contract and was developed without Commission funding.

     B. The Contractor gives notice that the items listed in Exhibit E have been developed without Commission funding and prior to the start of this contract. This list represents a brief description of the prior developed intellectual property. A detailed description of the intellectual property, as it exists on the effective date of this contract, may be necessary if Commission funds are used to further develop the listed intellectual property. This information will assist the parties make an informed decision regarding intellectual property rights and possible repayment obligations.

18.  RIGHTS OF PARTIES REGARDING INTELLECTUAL PROPERTY

     A.   Commission's Rights in Deliverables

          Deliverables and reports specified for delivery to the Commission under this contract shall become the property of the Commission. The Commission may use, publish, and reproduce the deliverables and reports subject to the provisions of subparagraph C.

     B.   Rights in Technical, Generated, and Deliverable Data

          1)   Contractor's Rights

               All data (i.e., technical, generated and deliverable data) produced under this contract shall be the property of the Contractor, limited by the license retained by the Commission in
               2) below, and the rights the Commission has in deliverables specified above in A).

          2)   Commission's Rights

               Contractor shall provide the Commission with a copy of all technical, generated and deliverable data produced under the contract. Contractor does not have to copy and submit data the Commission Contract Manager has identified as being unusable to the Commission and the PIER program. For instance, some data may not warrant routine copying and shipping because the raw data is too disaggregated or voluminous for practical application. Retention of such data at the Contractor's facility for inspection, review and possible copying by the Contract Manager is expected to be a more efficient use of Commission staff and the Contractor's time and efforts.

               For all data (technical, generated and deliverable) produced under this contract, the Commission retains a no-cost, non-exclusive, non-transferable, irrevocable, royalty-free, worldwide, perpetual license to use, publish, translate, produce and to authorize others to produce, translate, publish and use the data, subject to the provisions of subparagraph C.

     C.   Limitations on Commission Disclosure of Contractor's Confidential
          Records

          1) Data provided to the Commission by Contractor, which data the Commission has not already agreed to keep confidential and which Contractor seeks to have designated as confidential, or is the subject of a pending application for confidential designation, shall not be disclosed by the Commission except as provided in Title 20 CCR Sections 2506 and 2507 (or as they may be amended), unless disclosure is ordered by a court of competent jurisdiction.

          2) It is the Commission's intent to use and release project results such as deliverables and data in a manner calculated to further PIER while protecting proprietary or patentable interests of the parties. Therefore, the Commission agrees not to disclose confidential data or the contents of reports containing data considered by Contractor as confidential, without first providing a copy of the disclosure document for review and comment by Contractor. Contractor shall have no less than 10 working days for review and comment and, if appropriate, to make an application for confidential designation on some or all of the data. The Commission shall consider the comments of Contractor and use professional judgment in revising the report, information or data accordingly.

     D.   Exclusive Remedy

          In the event the Commission intends to publish or has disclosed data the Contractor considers confidential, the Contractor's exclusive remedy is a civil court action for injunctive relief. Such court action shall be filed in Sacramento County, Sacramento, California.

     E.   Waiver of Consequential Damages

          IN NO EVENT WILL THE ENERGY COMMISSION BE LIABLE FOR ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES BASED ON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT TORT, OR ANY OTHER LEGAL THEORY FOR THE DISCLOSURE OF CONTRACTOR'S CONFIDENTIAL RECORDS, EVEN IF THE ENERGY COMMISSION HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. DAMAGES THAT THE ENERGY COMMISSION WILL NOT BE RESPONSIBLE FOR INCLUDE, BUT ARE NOT LIMITED TO, LOSS OF PROFIT; LOSS OF SAVINGS OR REVENUE; LOSS OF GOODWILL; LOSS OF USE OF THE PRODUCT OR ANY ASSOCIATED EQUIPMENT; COST OF CAPITAL; COST OF ANY SUBSTITUTE EQUIPMENT, FACILITIES, OR SERVICES; DOWNTIME; THE CLAIMS OF THIRD PARTIES INCLUDING CUSTOMERS; AND INJURY TO PROPERTY.

     F. Limitations on Contractor Disclosure of Contract Data, Information, Reports and Records

          1) Contractor will not disclose the contents of the final or any preliminary deliverable or report without first providing a copy of the disclosure document for review and comment to the Commission Contract Manager. The Contractor shall consider the comments of the Commission Contract Manager and use professional judgment in revising the reports, information or data accordingly.

          2) After any document submitted has become a part of the public records of the State, Contractor may, if it wishes to do so at its own expense, publish or utilize the same, but shall include the legal notice stated above.

          3) Notwithstanding the foregoing, in the event any public statement is made by the Commission as to the role of Contractor or the content of any preliminary or Final Report of Contractor hereunder, Contractor may, if it believes such statement to be incorrect, state publicly what it believes is correct.

          4) No record that is provided by the Commission to Contractor for Contractor's use in executing this contract and which has been designated as confidential, or is the subject of a pending Application for Confidential Designation, except as provided in Title 20, CCR Sections 2506 and 2507, shall be disclosed, unless disclosure is ordered by a court of competent jurisdiction (Title 20 CCR Section 2501, et seq.). At the election of the Commission Contract Manager, the Contractor, its employees and any subcontractor shall execute a "Confidentiality Agreement," supplied by the Commission Contract Manager.

          5) Contractor acknowledges that each of its officers, employees, and subcontractors who are involved in the performance of this contract will be informed about the restrictions contained herein and to abide by the above terms.

     G.   Proprietary Data

          Proprietary data owned by the Contractor shall remain with the Contractor throughout the term of this contract and thereafter. The extent of Commission access to the same and the testimony available regarding the same shall be limited to that reasonably necessary to demonstrate, in a scientific manner to the satisfaction of scientific persons, the validity of any premise, postulate or conclusion referred to or expressed in any deliverable hereunder.

     H.   Preservation of Data

          Any data which is reserved to the Contractor by the express terms hereof, and pre-existing proprietary or confidential data which has been utilized to support any premise, postulate or conclusion referred to or expressed in any deliverable hereunder, shall be preserved by the Contractor at the Contractor's own expense for a period of not less than three years after receipt and approval by the Commission of the Final Report herein.

     I.   Destruction of Data

          Before the expiration of three years and before changing the form of or destroying any such data, the Contractor shall notify Commission of any such contemplated action and Commission may, within thirty (30) days after said notification, determine whether it desires said data to be further preserved. If Commission so elects, the expense of further preserving said data shall be paid for by the Commission. Contractor agrees that Commission may at its own expense, have reasonable access to said data throughout the time during which said data is preserved. Contractor agrees to use its best efforts to identify competent witnesses to testify in any court of law regarding said data or, at Commission's expense, to furnish such competent witnesses.

     J.   Patent Rights

          Patent rights for subject inventions will be the property of Contractor, subject to the Commission retaining a no-cost, nonexclusive, nontransferable, irrevocable royalty-free, worldwide perpetual license to use or have practiced for or on behalf of the State of California the subject invention(s) for governmental purposes. Contractor must obtain agreements to effectuate this clause with all persons or entities, except for the U.S. Department of Energy
          (DOE), obtaining ownership interest in the patented subject invention(s). Previously documented (whether patented or unpatented under the patent laws of the United States of America or any foreign country) inventions are exempt from this provision.

     K.   March-In Rights

          The Contractor shall forfeit and assign to the Commission, at the Commission's request, all rights on a subject invention if either: 1) Contractor fails to apply for a patent on subject inventions(s) developed under this contract within six months of conceiving or first actually reducing to practice the technology or 2) Contractor or assignee has not taken, or is not expected to take within a reasonable time, effective steps to achieve practical application of the subject invention. In this event, the Contractor agrees to relinquish all rights, subject to DOE reserved rights, on the subject invention to the Commission. The Commission will have the unfettered right to use and/or dispose of the rights in whatever manner it deems most suitable to help transfer the technology into the market place, including but not limited to, seeking patent protection, or licensing the invention.

     L.   Commission's Rights to Invention.

          Contractor and all persons and/or entities obtaining an ownership interest in subject invention(s) shall include within the specification of any United States patent application, and any patent issuing thereon covering a subject invention, the following statement:

         "THIS INVENTION WAS MADE WITH STATE OF CALIFORNIA SUPPORT UNDER CALIFORNIA ENERGY COMMISSION CONTRACT NUMBER 500-03-031. THE ENERGY

                COMMISSION HAS CERTAIN RIGHTS TO THIS INVENTION."

     M.   Commission's Interest in Inventions.

          Upon the perfecting of a patent application on any subject invention, Contractor will complete and sign a Uniform Commercial Code (UCC.1) Financing Statement and submit it to the Commission Contract Manager for complete processing. The Commission Contract Manager will review the UCC.1 for complete information and file the satisfactory UCC.1 with the Secretary of State's Office.

     N.   Copyrights

          1) Copyrightable material first produced under this contract shall be owned by the Contractor, limited by the license granted to the Commission in 2) below.

          2) Contractor agrees to grant the Commission a royalty-free, no-cost nonexclusive, irrevocable, nontransferable worldwide, perpetual license to produce, translate, publish, use and dispose of, and to authorize others to produce, translate, publish, use and dispose of all copyrightable material first produced or composed in the performance of this contract.

          3) Contractor will apply copyright notices to all deliverables using the following form or such other form as may be reasonably specified by Commission.

                 "(C)[YEAR OF FIRST PUBLICATION OF DELIVERABLE],
                         [THE COPYRIGHT HOLDER'S NAME].
                              ALL RIGHTS RESERVED."

          4)   Software

               In the event software is developed that is not a deliverable under the contract, Contractor shall have the right to copyright and/or patent such software and grants the Commission a royalty-free, no-cost, non-exclusive, irrevocable, non-transferable, worldwide, perpetual license to produce and use the software, its derivatives and upgrades for governmental purposes.

     O.   Intellectual Property Indemnity

          Contractor warrants that Contractor will not, in its supplying of the work under this contract's work statement, knowingly infringe or misappropriate any intellectual property right of a third party, and that it will conduct a reasonable investigation of the intellectual property rights of third parties to avoid such infringement. Contractor will defend and indemnify Commission from and against any claim, lawsuit or other proceeding, loss, cost, liability or expense (including court costs and reasonable fees of attorneys and other professionals) to the extent arising out of: (i) any third party claim that a deliverable infringes any patent, copyright, trade secret or other intellectual property right of any third party, or (ii) any third party claim arising out of the negligent or other tortious act(s) or omission(s) by the Contractor, its employees, subcontractors or agents, in connection with or related to the deliverables or the Contractor's performance thereof under this contract.

19.  ROYALTY PAYMENTS TO COMMISSION

     In consideration of Commission providing funding to Contractor, Contractor agrees to pay Commission royalties on the terms and conditions hereinafter set forth.

     A. Contractor agrees to pay Commission a royalty of 1.5% (one and one-half percent) of the Sale Price on the sale of each and every project-related product or right that the Contractor receives.

     B. Contractor's obligation to make payments to Commission shall commence from the date project related products or rights are first sold and shall extend for a period of fifteen years thereafter. Payments are payable in annual installments and are due the first day of March in the calendar year immediately following the year during which Contractor receives gross revenues.

     C. Early Buyout. Contractor has the option of paying its royalty obligations to Commission without a pre-payment penalty, provided Contractor makes the payment within two years from the date at which royalties are first due to Commission, in the lump sum amount equal to two (2) times the amount of funds drawn down on the contract.

     D. Contractor agrees not to make any sale, license, lease, gift or other transfer of any Project-Related Products and Rights with the intent of, or for the purpose of, depriving Commission of royalties hereunder. Generally, this means that Contractor will not make any sale, license, lease or other transfer of Project-Related Products and Rights for consideration other than fair market value. Further, Contractor agrees that such activity constitutes breach of this contract and that Contractor agrees to repay within 60 days the amount due under subparagraph C above (Early Buyout).

     E. Contractor acknowledges that a late payment of royalties owed to the Commission will cause the Commission to incur costs not contemplated by the parties. If a royalty payment is not paid when due, Contractor agrees to pay the Commission a late fee equal to two percent (2%) of the payment due. Additionally, Contractor agrees that royalty payments not paid within fifteen (15) days of the due date shall thereupon become debt obligations of Contractor to the Commission, due upon demand and bearing interest at the maximum interest rate allowed by law.

     F. Contractor shall maintain separate accounts within its financial and other records for purposes of tracking components of sales and royalties due to Commission under this contract.

     G. Payments to Commission are subject to audit as provided for under the Recordkeeping, Cost Accounting and Auditing clause.

     H. In the event of default hereunder, Commission shall be free to exercise all rights and remedies available to it herein, and under law and at equity. The occurrence of any of the following events or conditions shall cause default under this contract:

          1) Contractor's failure to pay when due, any amount due and payable under the terms of this contract.

20.  NOTICES TO PARTIES

     Notice to either party may be given by certified mail properly addressed, postage fully prepaid, to the address designated in Exhibit D for each respective party or to such other address as either party shall notify the other in accordance with this section. Such notice shall be effective when received, as indicated by post office records, or if deemed undeliverable by post office, such notice shall be effective nevertheless fifteen (15) days after mailing.

     Alternatively, notice may be given by personal delivery to the party at the address designated in Exhibit D. Such notice shall be deemed effective when delivered unless a legal holiday for State offices commences during said 24-hour period, in which case the effective time of the notice shall be postponed 24 hours for each such intervening day.

21.  DISPUTES

     In the event of a contract dispute or grievance between the Contractor Project Manager and Commission Contract Manager, the parties shall use any or all of the following procedures:

     A.   Commission Dispute Resolution

          If the Commission Contract Manager and the Contractor Project Manager cannot resolve a contract dispute or grievance, Contractor Project Manager and Commission Contract Manager shall each prepare a package in writing stating the issues in dispute, the legal authority or other basis for their respective positions and the remedy sought. The packages must be submitted to the Commission Dispute Resolution Committee. The Commission Contract Manager will notify the Contractor Project Manager of the current Committee members. The Committee shall make a determination on the problem within ten (10) working days after receipt of the package.

          If Contractor disagrees with the Committee's decision, Contractor may appeal to the full Commission at a regularly scheduled business meeting. The Committee will provide the Contractor with the current procedures for placing the appeal on a Commission Business Meeting Agenda.

          Contractor shall continue with its responsibilities under this contract during any dispute.

     B.   Binding Arbitration

          Should the Commission's Dispute Resolution procedure identified in Paragraph A. above fail to resolve a contract dispute or grievance to the satisfaction of the Contractor, the parties must mutually agree to have the dispute or grievance resolved through binding arbitration. The arbitration proceeding shall take place in Sacramento County, California, and shall be governed by the commercial arbitration rules of the American Arbitration Association (AAA) in effect on the date the arbitration is initiated. One (1) arbitrator who is an expert in the particular field of the dispute or grievance shall resolve the dispute or grievance. The arbitrator shall be selected in accordance with the aforementioned commercial arbitration rules. The decision rendered by the arbitrator shall be final, and judgment may be entered upon it in accordance with the applicable law in any court having jurisdiction thereof. The demand for arbitration shall be made no later than six (6) months after the date of the contract's termination, irrespective of when the dispute or grievance arose, and irrespective of the applicable statute of limitations for a suit based on the dispute or grievance. If the parties do not mutually agree to arbitration, the sole forum to resolve the dispute is State court.

          The cost of arbitration shall be borne by the parties as follows:

          1) The AAA's administrative fees shall be borne equally by the parties;

          2) The expense of a stenographer shall be borne by the party requesting a stenographic record;

          3) Witness expenses for either side shall be paid by the party producing the witness;

          4)   Each party shall bear the cost of its own travel expenses;

          5) All other expenses shall be borne equally by the parties, unless the arbitrator apportions or assesses the expenses otherwise as part of his or her award.

          At the option of the parties, any or all of these arbitration costs may be deducted from any balance of contract funds Both parties must agree, in writing, to utilize contract funds to pay for arbitration costs.

22.  STOP WORK

     The Commission Contract Officer may, at any time, by written notice to Contractor, require Contractor to stop all or any part of the contract's work tasks. Stop Work Orders may be issued for reasons such as a project exceeding budget, standard of performance, out of scope work, delay in project schedule, misrepresentations, etc.

     A.   Compliance

          Upon receipt of such stop work order, Contractor shall immediately take all necessary steps to comply therewith and to minimize the incurrence of costs allocable to work stopped.

     B.   Equitable Adjustment

          An equitable adjustment shall be made by Commission based upon a written request by Contractor for an equitable adjustment. Contractor must make such adjustment request within thirty (30) days from the date of receipt of the stop work notice.

     C.   Terminating a Stop Work Order

          Contractor shall resume the stopped work only upon receipt of written instructions from the Commission's Contract Officer terminating the stop work order.

23.  TERMINATION

     A.   Purpose

          The parties agree that because the Commission is a state entity and contracts on behalf of all Californian ratepayers, it is necessary for the Commission to be able to terminate, at once, upon the default of Contractors and to proceed with the work required under the Contract in any manner the Commission deems proper. Contractor specifically acknowledges that the termination of the Contract by the Commission under the terms set forth below is an essential term of the Contract, without which the Commission would not enter into the Contract. Contractor further agrees that upon any of the events triggering the termination the Contract by the Commission, the Commission has the right to terminate the Contract, and it would constitute bad faith of the Contractor to interfere with the immediate termination of the Contract by the Commission.

     B.   Breach

          The Commission shall provide the Contractor written notice of intent to terminate due to Contractors breach. Contractor will have 15 calendar days to fully perform or cure the breach. In the event Contractor does not cure the breach within 15 days, the Commission may, without prejudice to any of its other remedies, terminate this contract upon five (5) calendar days written notice to Contractor. In such event, Commission shall pay Contractor only the reasonable value of the satisfactorily performed services theretofore rendered by Contractor, as may be agreed upon by the parties or determined by a court of law, but not in excess of the contract maximum payable.

     C.   For Cause

          The Commission may, for cause, and at its option, terminate this contract upon giving thirty calendar (30) days, advance written notice to Contractor. In such event, Contractor agrees to use all reasonable efforts to mitigate its expenses and obligations. Commission will pay Contractor for services rendered and expenses incurred within 30 days after notice of termination which could not by reasonable efforts of Contractor have been avoided, but not in excess of contract maximum payable. Contractor agrees to relinquish possession of equipment purchased for this project with Commission funds to Commission, or Contractor may, with approval of Commission, purchase said equipment as provided by the terms of this contract.

          The term "for cause" includes, but is not limited to, the following reasons:

          o    Partial or complete loss of match funds;

          o Reorganization to a business entity unsatisfactory to the Commission;

          o Retention or hiring of subcontractors, or replacement or addition of Key Personnel that fail to perform to the standards and requirements of this contract;

          o Failure to utilize the DVBE subcontractors/vendors in Contractor's proposal,

          o Contractor is not able to pay its debts as they become due and/or Contractor is in default of an obligation that impacts Contractor's ability to perform under this Contract,

          o Significant change in State or Energy Commission policy such that the work or product being funded would not be supported by the Commission; or

          o In the case of a technical support contract, changes in Commission staff such that Commission staff can do the work or product being funded.

     D.   Gratuities

          The Commission may, by written notice to Contractor, terminate the right of Contractor to proceed under this contract if it is found, after notice and hearing by Commission or by Executive Director of the Energy Commission or his duly authorized representative, that gratuities were offered or given by Contractor, or any agent or representative of Contractor, to any officer or employee of the Commission, with a view toward securing a contract or securing favorable treatment with respect to awarding or amending or making a determination with respect to performance of such contract.

          In the event this contract is terminated as provided herein. Commission shall be entitled to (1) pursue the same remedies against Contractor as it could pursue in the event of the breach of the contract by Contractor, and (2) exemplary damages in an amount which shall be not less than three nor more than ten times the cost incurred by Contractor in providing any such gratuities to any such officer or employee, as a penalty, in addition to any other damages to which it may be entitled by law.

          The rights and remedies of Commission provided in this clause shall not be exclusive and are in addition to any other rights and remedies provided by law or under this contract.

     E.   Advantage

          Contractor, team member or subcontractors shall not hire, contract with, or otherwise commit themselves to an advantageous economic contract with the Commission's Contractor/subcontractor who evaluated Contractor's proposal. The Commission reserves the right to cancel the contract.

24.  GENERAL TERMS & CONDITIONS

     A. It is understood and agreed that certain contract provisions shall survive the completion or termination date of this contract for any reason. The contract provisions include, but are not limited to:

          o    "Payments to Contractor"                        Section 5

          o    "Purchase of Equipment"                         Section 7

          o    "Recordkeeping, Cost Accounting and Auditing"   Section 13

          o    "Business Activity Reporting"               Section 14

          o    "Rights of Parties Regarding Intellectual
                Property"                                  Section 18

          o    "Royalty Payments to Commission"            Section 19

          o    "Disputes"                                  Section 21

          o    "Termination"                               Section 23

          o    "Site Access"                               Section 24. D

          o    "Indemnification"                           Section 24. L

     B. The clause headings appearing in this contract have been inserted for the purpose of convenience and ready reference. They do not purport, and shall not be deemed, to define, limit, or extend the scope or intent of the clauses to which they appertain.

     C. If public hearings on the subject matter dealt with in this contract are held during the period of the contract, and if requested by the Commission, Contractor will make available to testify the personnel assigned to this contract. Commission will reimburse Contractor for labor and travel of said personnel at the contract rates for such work.

     D. The Energy Commission staff or its representatives shall have reasonable access to the construction site or R&D laboratory, and all project records.

     E. This contract shall be conducted in accordance with the terms and conditions of California Energy Resources Conservation and Development Commission (hereafter "Commission") Request for Proposal number 500-03-501, Addendum # 1-4, Contractor's proposal, dated October 20, 2004, this contract, and the attached exhibits listed below. Contractor's proposal is not attached hereto, but is expressly incorporated by reference into this contract. In the event of conflict or inconsistency between the terms of this contract and Contractor's proposal, this contract and its exhibits shall be considered controlling.

     F. In the interpretation of this contract, any inconsistencies between the terms hereof and the exhibits shall be resolved in favor of the terms hereof.

     G. The Commission reserves the right to seek further written assurances from the Contractor and its team that the work of the project under the contract will be performed consistent with the terms of the contract.

     H. No alteration or variation of the terms of this contract shall be valid unless made in writing and signed by the parties hereto, and no oral understanding or agreement not incorporated herein, shall be binding on any of the parties hereto. Other than as specified herein, no document or communication passing between the parties hereto shall be deemed as part of this contract.

     I. This contract is not assignable by the Contractor, either in whole or in part, without the consent of the State. Consent consists of a formal written contract amendment approved by the Commission and DGS. Such consent shall not be unreasonably withheld.

     J. It is hereby understood and agreed that this contract shall be governed by the laws of the State of California as to interpretation and performance.

     K.   Time is of the essence in this contract.

     L. Contractor agrees to indemnify, defend and save harmless the State, its officers, agents and employees from any and all claims and losses accruing or resulting to any and all contractors, subcontractors, suppliers, laborers, and any other person, firm or corporation furnishing or supplying work services, materials, or supplies in connection with the performance of this contract, and from any and all claims and losses accruing or resulting to any person, firm or corporation who may be injured or damaged by Contractor in the performance of this contract.

     M. Contractor warrants, represents and agrees that it and its subcontractors, employees and representatives shall at all times comply with all applicable State contracting laws, codes, rules and regulations in the performance of this contract.

     N. Contractor, and the agents and employees of Contractor, in the performance of this contract, shall act in an independent capacity and not as officers or employees or agents of the State.

     O. No waiver of any breach of this contract shall be held to be a waiver of any other or subsequent breach. All remedies afforded in this contract shall be taken and construed as cumulative, that is, in addition to every other remedy provided therein or by law. The failure of Commission to enforce at any time any of the provisions of this contract, or to require at any time performance by Contractor of any of the provisions therefore, shall in no way be construed to be a waiver of such provisions, nor in any way affect the validity of this contract or any part thereof or the right of Commission to thereafter enforce each and every such provision.

     P. If any provision of this contract or the application thereof is held invalid, that invalidity shall not affect other provisions of the contract.

     Q. In no event shall any course of dealing, custom or trade usage modify, alter, or supplement any of the terms or provisions contained herein.

     R. During the performance of this Agreement, Contractor and its subcontractors shall not unlawfully discriminate, harass, or allow harassment against any employee or applicant for employment because of sex, race, color, ancestry, religious creed, national origin, physical disability (including HIV and AIDS), mental disability, medical condition (cancer), age (over 40), marital status, and denial of family care leave. Contractor and subcontractors shall insure that the evaluation and treatment of their employees and applicants for employment are free from such discrimination and harassment. Contractor and subcontractors shall comply with the provisions of the Fair Employment and Housing Act (Government Code Section 12990 (a-f) et seq.) and the applicable regulations promulgated thereunder (California Code of Regulations, Title 2, Section 7285 et seq.). The applicable regulations of the Fair Employment and Housing Commission implementing Government Code Section 12990 (a-f), set forth in Chapter 5 of Division 4 of Title 2 of the California Code of Regulations, are incorporated into this Agreement by reference and made a part hereof as if set forth in full. Contractor and its subcontractor shall give written notice of their obligations under this clause to labor organizations with which they have a collective bargaining or other Agreement.

          Contractor shall include the nondiscrimination and compliance provisions of this clause in all subcontracts to perform work under the Agreement.

     S. The Contractor shall certify in writing under penalty of perjury, the minimum, if not exact, percentage of recycled content, both post consumer waste and secondary waste as defined in the Public Contract Code, Sections 12161 and 12200, in materials, goods, or supplies offered or products used in the performance of this Agreement, regardless of whether the product meets the required recycled product percentage as defined in the Public Contract Code, Sections 12161 and 12200. Contractor may certify that the product contains zero recycled content. (PCC 10233, 10308.5, 10354).

     T.   For any contract in excess of $100,000:

          o the Contractor recognizes the importance of child and family support obligations and shall fully comply with all applicable state and federal laws relating to child and family support enforcement, including, but not limited to, disclosure of information and compliance with earnings assignment orders, as provided in Chapter 8 (commencing with section 5200) of Part 5 of Division 9 of the Family Code; and

          o the Contractor, to the best of its knowledge is fully complying with the earnings assignment orders of all employees and is providing the names of all new employees to the New Hire Registry maintained by the California Employment Development Department."

     U. The Government Code Chapter on Antitrust claims contains the following definitions:

               o "Public purchase" means a purchase by means of competitive bids of goods, services, or materials by the State or any of its political subdivisions or public agencies on whose behalf the Attorney General may bring an action pursuant to subdivision (c) of Section 16750 of the Business and Professions Code).

               o "Public Purchasing Body" means the State or the subdivision or agency making a public purchase. Government Code Section 4550 (b).

          1) In submitting a bid to a public purchasing body, the bidder offers and agrees that if the bid is accepted, it will assign to the purchasing body all rights, title, and interest in and to all causes of action it may have under Section 4 of the Clayton Act (15 U.S.C. Sec. 15) or under the Cartwright Act (Chapter 2 (commencing with Section 16700) of Part 2 of Division 7 of the Business and Professions Code), arising from purchases of goods, materials, or services by the bidder for sale to the purchasing body pursuant to the bid. Such assignment shall be made and become effective at the time the purchasing body tenders final payment to the bidder. Government Code Section 4552.

          2) If an awarding body or public purchasing body receives, either through judgment or settlement, a monetary recovery for a cause of action assigned under this chapter, the assignor shall be entitled to receive reimbursement for actual legal costs incurred and may, upon demand, recover from the public body any portion of the recovery, including treble damages, attributable to overcharges that were paid by the assignor but were not paid by the public body as part of the bid price, less the expenses incurred in obtaining that portion of the recovery. Government Code Section 4553.

          3) Upon demand in writing by the assignor, the assignee shall, within one year from such demand, reassign the cause of action assigned under this part if the assignor has been or may have been injured by the violation of law for which the cause of action arose and (a) the assignee has not been injured thereby, or (b) the assignee declines to file a court action for the cause of action. Government Code Section 4554.

     V. In the event that any provision of this Contract is unenforceable or held to be unenforceable, then the parties agree that all other provisions of this Contract have force and effect and shall not be effected thereby.

     W. Contractor by signing this agreement hereby acknowledges the applicability of Government Code Section 16645 through Section 16649 to this agreement.

          1) Contractor will not assist, promote or deter union organizing by employees performing work on a state service contract, including public works contract.

          2) No state funds received under this agreement will be used to assist, promote or deter union organizing.

          3) Contractor will not, for any business conducted under this agreement, use any state property to hold meetings with employees or supervisors, if the purpose of such meetings is to assist, promote or deter union organizing, unless the state property is equally available to the general public for holding meetings.

          4) If Contractor incurs costs, or makes expenditures to assist, promote or deter union organizing, Contractor will maintain records sufficient to show that no reimbursement from state funds has been sought for these costs, and that Contractor shall provide those records to the Attorney General upon request.

          Contractor hereby certifies that no request for reimbursement, or payment under this agreement will seek reimbursement for costs incurred to assist, promote or deter union organizing.

     X. Contractor declares that it is eligible to contract with the state pursuant to Public Contract Code section 10286.1, the California Taxpayer and Shareholder Protection Act of 2003, related to expatriate corporations and their subsidiaries."

                                    EXHIBIT A
                                  SCOPE OF WORK

GLOSSARY

Specific terms and acronyms used throughout this work statement are defined as follows:

ACRONYM         DEFINITION
-------------   ----------------------------------------------------------------------------------
AC (or ac)      alternating current -- characterized by voltage and current varying with time
amp (A)         ampere -- a measure of electrical current
B/C             benefit-to cost ratio
CPR             Critical Project Review
DAS             data acquisition system
DC(or dc)       direct current -- characterized by non-time-varying voltage and current
DOE             U. S. Department of Energy
DUIT            Distributed Utility Integration Test Project
EES             electric energy storage
electrolyte     a liquid solution capable of conducting electric current
FCR             fixed charge rate
Gantt chart     a graph or picture showing start and completion dates of project tasks versus time
IEEE            The Institute of Electrical and Electronics Engineers
inverter        an electronics system that converts DC power to AC power
kW              kiloWatt -- one thousand Watts of power
kWh             kiloWatt-hour -- energy equal to 1 kW for one hour
MW              megaWatt -- one million Watts of power
MWH             megaWatt-hour -- energy equal to 1 MW for one hour
NPV             net present value
O&M             operations and maintenance (or the costs associated with them)
PCS             power conversion system -- also referred to as an inverter
PG&E            Pacific Gas & Electric Co.
PIER            Public Interest Energy Research (Program of the CEC)
PowerPlus       Anaheim-based technical support contractor for ZBB Energy Corporation
R&D             Research & Development
RD&D            Research, Development & Demonstration
RFP             Request for Proposal -- herein refers to CEC Research Solicitation #500-03-501 state of the
art             the most advanced technology of its type currently available
T&D             transmission & distribution
turn-key        supplied to the end-user in a fully-operational state
UCC. 1          Uniform Commercial Code (Financing Statement)
VAR             volt-ampere reactive
volt (V or v)   a measure of electrical potential
watt (W)        a measure of power
WBS             Work Breakdown Structure -- a project management tool
ZBB             ZBB Energy Corporation
ZnBr            Zinc-Bromine (battery technology)


                                     1 of 17

                                    Exhibit A

TECHNICAL TASK LEST

TASK #   CPR   TASK NAME
------   ---   -----------------------------------------------------------------------------------
1.1            Administration
2.0       X    Assemble Storage System
3.0            Installation of 500 kWh/500 kW Storage System at the PG&E Designated Test Facility
4.0       X    Utility Required Testing and Engineering
5.0       X    Pre-Commissioning Data Collection at Utility Demonstration Site
6.0            Installation of Storage System at Utility Demonstration Site
7.0            Data Acquisition System and Benefits Data Reporting Requirements
8.0            Technology Transfer Activities

KEY NAME LIST

TASK #    KEY PERSONNEL   KEY SUBCONTRACTOR(S)   KEY PARTNER(S)
------   --------------   --------------------   --------------
  1        Peter Lex              None                PG&E
  2        Peter Lex                                  PG&E
  3        Peter Lex                                  PG&E
  4      Bob Malahowski                               PG&E
  5      Bob Malahowski                               PG&E
  6      Bob Malahowski                               PG&E
  7         Peter Lex                                 PG&E
  8         Peter Lex                                 PG&E

PROBLEM STATEMENT

OVERVIEW

The growing electrical load in many parts of California, especially cities in the Central Valley, is stressing the capacity of the existing distribution infrastructure. This is particularly true during peak periods of several hours per day during the summer months. The standard utility practice in addressing this problem is to identify specific facilities that are nearing capacity limits, and schedule capital infrastructure upgrades to alleviate the constraint and to accommodate future load growth. The result is the financing of an expensive upgrade project, with yearly finance charges, but low utilization of the upgraded capacity in the near term years: the capacity is really needed for only a few hours per year.

In recent years, many technologies, such as internal combustion engines, microturbines, fuel cells, wind turbines, photovoltaics (PV) and storage systems, referred to as distributed resources (DR), have been proposed as alternatives to capital upgrades in situations where peak loading for a relatively few hours per year is the problem. It has been postulated that the installation of DR at critical points in the distribution system can provide the peak loading capacity in smaller increments better suited to matching load growth, at least for a few years, thereby deferring the capital upgrade as long as practical, and saving the cost of the carrying charges for that investment for those years. All of these DR technologies are mature and commercially viable to varying degrees. The issue with regard to distribution system deferral is proving the postulation: Can the application be successfully and reliably operated so as to achieve the hoped-for benefits of infrastructure deferral?


                                     2 of 17

                                    Exhibit A

To date, ZBB has participated in similar projects with Detroit Edison and United Energy (Australia), albeit on a smaller scale than proposed for this project. Utilities in the US have studied this application to some degree, but battery systems have only recently been available in large enough sizes and with favorable economics, to warrant utility-scale demonstrations.

TECHNOLOGY BARRIERS

The primary barrier to implementation of storage for distribution system deferral, in California and elsewhere, is unfamiliarity with the technology on the part of utilities. Questions remain as to the reliability of new technologies, how the utilities would be allowed to finance the equipment (i.e., earn a return on investment), new standards and operating procedures that would need to be developed, system impacts if the technology does not prove itself, and so on. Utilities are reluctant to spend money on something that might not work; regulatory agencies could disallow the expenses as imprudent. On the other hand, there are few regulatory incentives to utilities for trying new technologies.

This project will answer these questions by installing a suitable EES and acquiring sufficient data to provide qualitative analysis.

This project is designed to address the pressing need for validation and evaluation of the benefits of energy storage when applied to the deferral of distribution system upgrades. In addition to providing financial benefits, the system will demonstrate the use of energy storage in a practical grid-connected application. It will do so with essentially no air emissions or other environmental drawbacks, as opposed to other sources of generation such internal combustion engines or combustion turbines. A successful demonstration will open the door to future use of energy storage and a growing market for new technology. This is a critical time for energy providers to make decisions on the power systems of the future, so it is timely for the Commission to undertake this demonstration at this time.

RELATIONSHIP TO PIER GOALS

This Agreement meets the PIER Goals of Improving the Energy/Cost Value of California's Electricity, and Improving the Reliability, Quality, and Sufficiency of California's Electricity. By providing support to the distribution system, the flow of power to customers is assured, thus improving reliability and sufficiency. This project also meets the secondary goal of improving the energy cost/value of California's Electricity. By avoiding costly grid investments, the overall cost of electricity to California consumers maybe reduced.

GOALS OF THE AGREEMENT

The goal of this Agreement is to demonstrate and evaluate the economic benefits of distribution system upgrade deferral. This goal will be met by operating a ZBB zinc-bromine battery EES at a PG&E distribution node for a minimum of 18 months.

OBJECTIVES OF THE AGREEMENT

The objectives of this Agreement are to:

1. Validate the benefits of operating energy storage for distribution system support

2.   Reduce the cost of electricity delivery

3. Increase the expected number of new technologies providing increased reliability / sufficiency of power to consumers by one

4.   Increase the number of new technologies that are market ready by one


                                     3 of 17

                                    Exhibit A

5. Increase the adoption by the market of specific technologies, i.e., zinc-bromine energy storage

This project provides state-of-the-art zinc-bromine energy storage to California. A successful project will increase market share and penetration for this specific technology. It will also improve acceptance and thus the market for other energy storage technologies.

TASK 1.0 ADMINISTRATION

MEETINGS

TASK 1.1 ATTEND KICK-OFF MEETING

The goal of this task is to establish the lines of communication and procedures for implementing this Agreement.

THE CONTRACTOR SHALL:

     o Attend a "kick-off" meeting with the Commission Contract Manager, the Contracts Officer, and a representative of the Accounting Office. The Contractor shall bring their Project Manager, Contracts Officer, Accounting Officer, and others designated by the Commission Contract Manager to this meeting. The administrative and technical aspects of this Agreement will be discussed at the meeting. Prior to the kick-off meeting, the Commission Contract Manager will provide an agenda to all potential meeting participants.

The administrative portion of the meeting shall include, but not be limited to, the following:

     o    Terms and conditions of the Agreement

     o    CPRs (Task 1.2)

     o    Match fund documentation (Task 1.7)

     o    Permit documentation (Task 1.8)

The technical portion of the meeting shall include, but not be limited to, the following:

     o The Commission Contract Manager's expectations for accomplishing tasks described in the Scope of Work;

     o    An Updated Schedule of Deliverables

     o    An updated Gantt chart

     o    Progress Reports (Task 1.4)

     o    Technical Deliverables (Task 1.5)

     o    Final Report (Task 1.6)

The Commission Contract Manager shall designate the date and location of this meeting.

DELIVERABLES:

o    An Updated Schedule of Deliverables

o    An Updated Gantt Chart

o    An Updated List of Match Funds

o    An Updated List of Permits


                                     4 of 17

                                    Exhibit A

TASK 1.2 CPR MEETINGS

The goal of this task is to determine if the project should continue to receive Commission funding to complete this Agreement and if it should, are there any modifications that need to be made to the tasks, deliverables, schedule or budget.

CPRs provide the opportunity for frank discussions between the Commission and the Contractor. CPRs generally take place at key, predetermined points in the Agreement, as determined by the Commission Contract Manager and as shown in the Technical Task List above and in the Schedule of Deliverables. However, the Commission Contract Manager may schedule additional CPRs as necessary, and any additional costs will be borne by the Contractor.

Participants include the Commission Contract Manager, PG&E representative and the Contractor, and may include the Commission Contracts Officer, the PIER Program Team Lead, other Commission staff and Management as well as other individuals selected by the Commission Contract Manager to provide support to the Commission.

THE COMMISSION CONTRACT MANAGER SHALL:

o Determine the location, date and time of each CPR meeting with the Contractor. These meetings generally take place at the Commission, but they may take place at another location.

o Send the Contractor the agenda and a list of expected participants in advance of each CPR. If applicable, the agenda shall include a discussion on both match funding and permits.

o Conduct and make a record of each CPR meeting. One of the outcomes of this meeting will be a schedule for providing the written determination described below.

o Determine whether to continue the project, and if continuing, whether or not to modify the tasks, schedule, deliverables and budget for the remainder of the Agreement, including not proceeding with one or more tasks. If the Commission Contract Manager concludes that satisfactory progress is not being made, this conclusion will be referred to the Commission's Research, Development and Demonstration Policy Committee for its concurrence.

o Provide the Contractor with a written determination in accordance with the schedule. The written response may include a requirement for the Contractor to revise one or more deliverable(s) that were included in the CPR.

THE CONTRACTOR SHALL:

o Prepare a CPR Report for each CPR that discusses the progress of the Agreement toward achieving its goals and objectives. This report shall include recommendations and conclusions regarding continued work of the project. This report shall be submitted along with any other deliverables identified in this Scope of Work. Submit these documents to the Commission Contract Manager and any other designated reviewers at least 15 working days in advance of each CPR meeting.

o Present the required information at each CPR meeting and participate in a discussion about the Agreement.


                                     5 of 17

                                    Exhibit A

CONTRACTOR DELIVERABLES:

o    CPR Report(s)

o    CPR deliverables identified in the Scope of Work

COMMISSION CONTRACT MANAGER DELIVERABLES:

o    Agenda and a List of Expected Participants

o    Schedule for Written Determination

o    Written Determination

TASK 1.3 FINAL MEETING

The goal of this task is to close out this Agreement.

THE CONTRACTOR SHALL:

o Meet with the Commission to present the findings, conclusions, and recommendations. The final meeting must be completed during the closeout of this Agreement.

     This meeting will be attended by, at a minimum, the Contractor, the Commission Contracts Officer, and the Commission Contract Manager. The technical and administrative aspects of Agreement closeout will be discussed at the meeting, which may be two separate meetings at the discretion of the Commission Contract Manager.

     The technical portion of the meeting shall present findings, conclusions, and recommended next steps (if any) for the Agreement. The Commission Contract Manager will determine the appropriate meeting participants.

     The administrative portion of the meeting shall be a discussion with the Commission Contract Manager and the Contracts Officer about the following Agreement closeout items:

     o    What to do with any state-owned equipment (Options)

     o Contractor or host facility may purchase equipment at fair market value

     o Need to file UCC.1 form re: Commission's interest in patented technology

     o Commission's request for specific "generated" data (not already provided in Agreement deliverables)

     o Need to document Contractor's disclosure of "subject inventions" developed under the Agreement

     o "Surviving" Agreement provisions, such as repayment provisions and confidential deliverables

     o At the direction of the Commission Contract Manager, the Contractor shall remove and properly dispose of all items associated with the 2MW/2MWH electric energy storage system (consisting of the four (4) 500 kWh / 500 kW zinc-bromine battery systems and the associated site level installation items) from the demonstration site at no costs to the Commission.

     o Upon receiving approval from the Commission Contracts Officer, the Contractor or host facility may purchase the items associated with the 2MW/2MWH electric energy storage system at fair Market Value (unless otherwise negotiate).

     o    Final invoicing and release of retention


                                     6 of 17

                                    Exhibit A

o Prepare a schedule for completing the closeout activities for this Agreement.

DELIVERABLES:

o    Written documentation of meeting agreements and all pertinent information

o    Schedule for completing closeout activities

REPORTING

TASK 1.4 MONTHLY PROGRESS REPORTS

The goal of this task is to periodically verify that satisfactory and continued progress is made towards achieving the research objectives of this Agreement.

THE CONTRACTOR SHALL:

o Prepare progress reports which summarize all Agreement activities conducted by the Contractor for the reporting period, including an assessment of the ability to complete the Agreement within the current budget and any anticipated cost overruns. Each progress report is due to the Commission Contract Manager within 5 working days after the end of the reporting period. Attachment A-1, Progress Report Format, provides the recommended specifications.

o Submit an additional copy of each monthly progress report to the U.S. Department of Energy contact listed in Task 1.5.

DELIVERABLES:

o    Monthly Progress Reports

TASK 1.5 TEST PLANS, TECHNICAL REPORTS AND INTERIM DELIVERABLES

The goal of this task is to set forth the general requirements for submitting test plans, technical reports and other interim deliverables, unless described differently in the Technical Tasks.

THE CONTRACTOR SHALL:

o Submit a draft of each deliverable listed in the Technical Tasks to the Commission Contract Manager for review and comment in accordance with the approved Schedule of Deliverables. The Commission Contract Manager will provide written comments back to the Contractor on the draft deliverable within 15 working days of receipt. Once agreement has been reached on the draft, the Contractor shall submit the final deliverable to the Commission Contract Manager. The Commission Contract Manager shall provide written approval of the final deliverable within 10 working days of receipt. Key elements from this deliverable shall be included in the Final Report for this project.

o Submit an additional copy of each deliverable to U.S. Department of Energy contact:

     Garth P. Corey
     Sandia National Laboratories
     PO Box 5800 MS-O710
     Albuquerque, NM 87185-0710

TASK 1.6 FINAL REPORT

The goal of this task is to prepare a comprehensive written Final Report that describes the original purpose, approach, results and conclusions of the work done under this Agreement. The Commission Contract Manager will review and approve the Final Report. The Final Report must


                                     7 of 17

                                    Exhibit A
be completed on or before the termination date of the Agreement. Attachment A-2, Final Report Format, provides the recommended specifications.

The Final Report shall be a public document. If the Contractor has obtained confidential status from the Commission and will be preparing a confidential version of the Final Report as well, the Contractor shall perform the following subtasks for both the public and confidential versions of the Final Report.

TASK 1.6.1 FINAL REPORT OUTLINE

THE CONTRACTOR SHALL:

o    Prepare a draft outline of the Final Report.

o Submit the draft outline of Final Report to the Commission Contract Manager for review and approval. Also submit a copy to the U.S. Department of Energy contact listed in Task 1.5. The Commission Contract Manager will provide written comments back to the Contractor on the draft outline within 5 working days of receipt. Once agreement has been reached on the draft, the Contractor shall submit the final outline to the Commission Contract Manager. The Commission Contract Manager shall provide written approval of the final outline within 2 working days of receipt.

DELIVERABLES:

o    Draft Outline of the Final Report

o    Final Outline of the Final Report

TASK 1.6.2 FINAL REPORT

THE CONTRACTOR SHALL:

o Prepare the draft Final Report for this Agreement in accordance with the approved outline.

o Submit the draft Final Report to the Commission Contract Manager for review and comment. Also submit a copy to the U.S. Department of Energy contact listed in Task 1.5. The Commission Contract Manager will provide written comments within 10 working days of receipt.

     Once agreement on the draft Final Report has been reached, the Commission Contract Manager shall forward the electronic version of this report to the PIER Technology Transfer Group for final editing. Once final editing is completed, the Commission Contract Manager shall provide written approval to the Contractor within 2 working days.

o    Submit one bound copy of the Final Report with the final invoice.

DELIVERABLES:

o    Draft Final Report

o    Final Report

MATCH FUNDS, PERMITS, AND ELECTRONIC FILE FORMAT


                                     8 of 17

                                    Exhibit A

TASK 1.7 IDENTIFY AND OBTAIN MATCHING FUNDS

The goal of this task is to ensure that the match funds planned for this Agreement are obtained for and applied to this Agreement during the term of this Agreement.

The costs to obtain and document match fund commitments are not reimbursable through this Agreement. While the PIER budget for this task will be zero dollars, the Contractor may utilize match funds for this task. Match funds shall be spent concurrently or in advance of PIER funds during the term of this Agreement. Match funds must be identified in writing, and the associated commitments obtained before the Contractor can incur any costs for which the Contractor will request reimbursement.

THE CONTRACTOR SHALL:

o Prepare a letter documenting the match funding committed to this Agreement and submit it to the Commission Contract Manager at least 2 working days prior to the kick-off meeting:

     1. If no match funds were part of the proposal that led to the Commission awarding this Agreement and none have been identified at the time this Agreement starts, then state such in the letter.

     2. If match funds were a part of the proposal that led to the Commission awarding this Agreement, then provide in the letter:

          o    A list of the match funds that identifies the:

               o Amount of each cash match fund, its source, including a contact name, address and telephone number and the task(s) to which the match funds will be applied.

               o Amount of each in-kind contribution, a description, documented market or book value, and its source, including a contact name, address and telephone number and the task(s) to which the match funds will be applied. If the in-kind contribution is equipment or other tangible or real property, the Contractor shall identify its owner and provide a contact name, address and telephone number, and the address where the property is located.

          o A copy of the letter of commitment from an authorized representative of each source of cash match funding or in-kind contributions that these funds or contributions have been secured.

o Discuss match funds and the implications to the Agreement if they are significantly reduced or not obtained as committed, at the kick-off meeting. If applicable, match funds will be included as a line item in the progress reports and will be a topic at CPR meetings.

o Provide the appropriate information to the Commission Contract Manager if during the course of the Agreement additional match funds are received.

o Notify the Commission Contract Manager within 5 working days if during the course of the Agreement existing match funds are reduced. Reduction in match funds may trigger an additional CPR.


                                     9 of 17

                                    Exhibit A

DELIVERABLES:

o    A letter regarding Match Funds or stating that no Match Funds are provided

o    Letter(s) for New Match Funds

o    A copy of each Match Fund commitment letter

o    Letter that Match Funds were Reduced (if applicable)

TASK 1.8 IDENTIFY AND OBTAIN REQUIRED PERMITS

The goal of this task is to obtain all permits required for work completed under this Agreement in advance of the date they are needed to keep the Agreement schedule on track. Permit costs and the expenses associated with obtaining permits are not reimbursable under this Agreement. While the PIER budget for this task will be zero dollars, the Contractor shall show match funds for this task. Permits must be identified in writing and obtained before the Contractor can incur any costs related to the use of the permits for which the Contractor will request reimbursement.

THE CONTRACTOR SHALL:

o Prepare a letter documenting the permits required to conduct this Agreement and submit it to the Commission Contract Manager at least 2 working days prior to the kick-off meeting:

     1. If there are no permits required at the start of this Agreement, then state such in the letter.

     2. If it is known at the beginning of the Agreement that permits will be required during the course of the Agreement, provide in the letter:

          o    A list of the permits that identifies the:

               o    Type of permit

               o Name, address and telephone number of the permitting jurisdictions or lead agencies

          o Schedule the Contractor will follow in applying for and obtaining these permits

o The list of permits and the schedule for obtaining them will be discussed at the kick-off meeting, and a timetable for submitting the updated list, schedule and the copies of the permits will be developed. The implications to the Agreement if the permits are not obtained in a timely fashion or are denied will also be discussed. If applicable, permits will be included as a line item in the progress reports and will be a topic at CPR meetings.

o If during the course of the Agreement additional permits become necessary, then provide the appropriate information on each permit and an updated schedule to the Commission Contract Manager.

o As permits are obtained, send a copy of each approved permit to the Commission Contract Manager.

o If during the course of the Agreement permits are not obtained on time or are denied, notify the Commission Contract Manager within 5 working days. Either of these events may trigger an additional CPR.

DELIVERABLES:

o    A letter documenting the Permits or stating that no Permits are required

o    Updated list of Permits as they change during the Term of the Agreement


                                    10 of 17

                                    Exhibit A

o Updated schedule for acquiring Permits as it changes during the Term of the Agreement

o    A copy of each approved Permit

TASK 1.9 ELECTRONIC FILE FORMAT

The goal of this task is to unify the formats of electronic data and documents provided to the Commission as contract deliverables. Another goal is to establish the computer platforms, operating systems and software that will be required to review and approve all software deliverables.

 THE CONTRACTOR SHALL:

 o Deliver documents to the Commission Contract Manager in the following formats:

     o    Data sets shall be in Microsoft (MS) Access or MS Excel file format.

     o    PC-based text documents shall be in MS Word file format.

     o Documents intended for public distribution shall be in PDF file format, with the native file format provided as well.

     o    Project management documents shall be in MS Project file format.

 o Request exemptions to the electronic file format in writing at least 90 days before the deliverable is submitted.

DELIVERABLES:

o A letter requesting exemption from the Electronic File Format (if applicable)


TECHNICAL TASKS

Unless otherwise provided in the individual Task, the Contractor shall prepare all deliverables in accordance with the requirements in Task 1.5.

TASK 2.0 ASSEMBLE STORAGE SYSTEM

The goal of this task is to assemble all components and subsystems into a complete, turn-key EES. The system will be based on ZBB zinc-bromine battery technology. The application size determined by the end-user, PG&E, is 2 MWh of storage, coupled to a power conversion system "PCS" capable of 2 MW output for 1 hour.

The Contractor will assemble four (4) trailer-mounted battery system modules, each with 500 kWh energy storage and 500 kW output capability (referred to as a 500kWh/500kW zinc-bromine battery EES). Each module will consist of ten, individual 50 kWh battery cells (two strings of 5 modules connected electrically in parallel) enclosed in a standard 20-foot shipping container. The batter container will be mounted along with the PCS on a 40-foot trailer for shipping and operation. Electrical connections between individual modules and the PCS will be completed prior to shipping.

The first 500kWh/500kW zinc-bromine battery EES will be delivered to the PG&E designated test facility within 12 months of the contract start, for acceptance testing and pre-engineering prior to field installation. The three remaining 500kWh/500kW zinc-bromine battery EESs will be assembled and delivered along with the first system to the utility demonstration site within 18


                                    11 of 17

                                    Exhibit A
months of contract start. At the demonstration site, the four modules will be connected so as to constitute a 2MWh, 2 MW storage system, programmed to operate in a peak load shaving mode.

THE CONTRACTOR SHALL:

o Assemble one fully functional, trailer-mounted 500 kWh/500kW zinc-bromine battery EES for use at the site testing at PG&E Designated Test Facility.

o    Prepare CPR Report as defined in Task 1.2.

o Conduct in CPR, as defined in Task 1.2, after the first trailer-mounted 500 kWh/500kW zinc-bromine battery EES is assembled.

o Transport one 500kWh/500kW zinc-bromine battery EES to the PG&E designated test facility (DUIT) for evaluation and assessment. Notify the Commission Contract Manager when unit has been delivered to test site.

o Assemble three (3) additional fully functional, trailer-mounted 500 kWh/500kW zinc-bromine battery EESs for use at the customer demonstration site. Notify the Commission Contract Manager and the Contracts Officer when assembly is complete.

CONTRACTOR DELIVERABLES:

     o    CPR Report

     o A letter to the Commission Contract Manager stating that the first trailer-mounted 500 kWh/ 500kW zinc-bromine battery storage system has been assembled, shipped and received at the PG&E designated test facility.

     o A letter to the Commission Contract Manager with a copy to the Contracts Officer stating that the remaining three (3) trailer-mounted 500 kWh / 500kW zinc-bromine battery storage system have been assembled. This letter shall include a complete list of the components and serial numbers on each trailer for the 3 completed modules.

COMMISSION CONTRACT MANAGER DELIVERABLES:

     o    CPR agenda

     o List of Equipment upon completion of the trailer-mounted 500 kWh / 500kW zinc-bromine battery storage system)

TASK 3.0 INSTALLATION OF 500 kWh/500 kW STORAGE SYSTEM AT THE PG&E DESIGNATED TEST FACILITY

The first of the four trailer-mounted battery system modules constructed by ZBB is to be transported to the PG&E designated test facility at PG&E's San Ramon Site (location of the ongoing DUIT program). The purpose of sending the storage system to this controlled test location is twofold. First, testing the storage system at this site meets the requirements of PG&E to test its integration into PG&E's distribution and communication systems before it is allowed to be connected to the electric grid. Second, testing at this site will allow PG&E personnel to be trained in the operation of the storage system before it is placed in its commercial substation demonstration site.

THE CONTRACTOR SHALL:

o Deliver and commission a 500 kWh / 500 kW zinc-bromine battery system at the PG&E designated test facility, located in San Ramon, California, and notify Commission Contract Manager when system is commissioned

o Prepare a Draft Test Plan outlining the specific tests to be performed at the PG&E designated test facility. The test plan shall include, but not be limited to:

          o    Description of all test to be performed at the PG&E test facility


                                    12 of 17

                                    Exhibit A

     o    Expected outcome of each proposed test

     o    Test objectives and technical approach

     o A test matrix showing the number of test conditions and expected response

     o    Verify utility grid interface requirement with PG&E

     o A description of the data analysis procedures and the interface role of the DOE Data Analysis contractors

     o A description of the quality assurance procedures and plans for updating the remaining three 500 kWh/ 500 kW zinc-bromine battery systems with the information learned from this testing

     o A Software Specification Plan for the operation of the 500 kWh / 500 kW zinc-bromine battery systems

     o    PG&E's review, comments and recommendations

DELIVERABLES:

o Draft Test Plan for the proposed operation of the 500 kWh / 500 kW zinc-bromine battery system at the PG&E designated test facility.

o Final Test Plan for the proposed operation of the 500 kWh / 500 kW zinc-bromine battery system at the PG&E designated test facility.

o Letter notifying the Commission Contract Manager that the 500 kWh / 500 kW zinc-bromine battery system has been commissioned at the PG&E designated test facility

TASK 4.0 UTILITY REQUIRED TESTING AND ENGINEERING

The goal of this task is to perform the engineering and analysis work required to prepare the storage system for operation in accordance with the intended application: distribution system upgrade deferral. There will be on-site software development and testing required to ensure the system responds correctly to conditions in the field, i.e., it operates when peak load requirements dictate. This development will take place in the controlled PG&E test facility environment where dispatching, maximum capabilities and other potential benefits will be tested before going to the commercial demonstration site. It is likely that such testing will reveal additional benefits (e.g., power quality, voltage support, etc.) beyond those already identified once the operations personnel are involved in this controlled environment testing.

THE CONTRACTOR SHALL:

o Prepare a Draft Test Report documenting the results from completing all the elements of the Test Plan for the operation of the 500 kWh / 500 kW zinc-bromine battery system at the PG&E Test Facility. This report shall also include PG&E's review, comments and recommendations. This document shall be submitted to the Commission Contract Manager in accordance with the procedure for Critical Project Reviews.

o    Prepare the CPR report.

o    Participate in the CPR.

o Modify the Draft Test Report in accordance with comments received during the Critical Project Review. Once agreement has been reached on the draft, the Contractor shall submit the final deliverable to the Commission Contract Manager. The Commission Contract Manager shall provide written approval of the final deliverable within 10 working days of receipt. Key elements from this document shall be included in the Final Report for this project.

DELIVERABLES:


                                    13 of 17

                                    Exhibit A

o    Draft Test Report.

o    CPR Report

o    Final Test Report

TASK 5.0 PRE-COMMISSIONING DATA COLLECTION AT UTILITY DEMONSTRATION SITE

The goal of this task is to gather data at the user site. This will document the problem to be solved by the installation of energy storage and provide input to the benefits analysis. The data will also help guide the design and optimization of interfaces and procedures for operation of the EES.

THE CONTRACTOR SHALL:

o Gather data on electric loads, utility system conditions, etc., as per the DAS Implementation Plan, at the proposed demonstration site where the storage unit is to be installed in the future. Prepare the Monthly Data Collection Reports.

o Prepare a Draft Demonstration Site Installation Plan shall include but not be limited to the following:

     o The necessary requirements to complete utility and site level interface and interconnect requirements

     o Preparation of all necessary electrical, mechanical and civil engineering drawings, schedule for obtaining any required site level permits or approvals

     o    Identification of all appropriate site level commissioning activities.

o    Prepare CPR Report as defined in Task 1.2

o    Conduct a CPR as defined in Task 1.2.

CONTRACTOR DELIVERABLES:

o    Monthly Data Collection Reports.

o    Draft Demonstration Site Installation Plan.

o    Final Demonstration Site Installation Plan

o    CPR Report

COMMISSION CONTRACT MANAGER DELIVERABLES:

o    CPR agenda

TASK 6.0 INSTALLATION OF STORAGE SYSTEM AT UTILITY DEMONSTRATION SITE

The goal of this task is to install the fully functional EES at the host utility demonstration site (the exact location to be determined by PG&E), to demonstrate acceptable performance in the field, and to commission the facility so that the demonstration period may commence.

The storage system installed at the PG&E Test Facility will be moved to the demonstration location and interconnected according to the Demonstration Site Installation Plan. Simultaneously, the three other storage modules being built by ZBB will be delivered to the demonstration site. The four systems will be installed and configured to constitute a 2 MWh, 1 MW storage system, and will be commissioned according to the Demonstration Site Installation Plan.


                                    14 of 17

                                    Exhibit A

THE CONTRACTOR SHALL:

o Prepare and ship turn-key system of four trailer-mounted 500 kWh / 500 kW zinc-bromine battery storage systems to user site and notify Commission Contract Manager when all four units have arrived at the demonstration site.

o Commission four trailer-mounted 500 kWh / 500 kW zinc-bromine battery storage systems at the demonstration site as defined in the Demonstration Site Installation Plan and notify Commission Contract Manager when all four units have been commissioned and are operating.

o    Collect site level data as defined in the DAS Implementation Plan.

DELIVERABLES:

o A letter stating that all four trailer-mounted 500 kWh / 500 kW zinc-bromine battery storage systems have been shipped and received at the PG&E designated demonstration site location.

o A letter stating the four trailer-mounted 500 KWh / 500 kW zinc-bromine battery storage systems have been commissioned and are operating.

o    DAS Reports as defined in the DAS Implementation Plan.

TASK 7.0 DATA ACQUISITION SYSTEM AND BENEFITS DATA REPORTING REQUIREMENTS

The goal of this task is to provide system level operation and performance information, including economic performance information, about this project, to the public. This goal will be achieved through the use of a Data Acquisition System (DAS) and additional reporting requirements to the standard PIER reporting requirements contained in Administrative Tasks 1.4 and 1.6 and Agreement Attachments A-l and A-2. This system will be maintained by and at the Contractor's site.

THE CONTRACTOR SHALL:

o Prepare a DAS Implementation Plan. This plan shall include, but not be limited to, the following:

     o A method for providing secure communications capabilities for remote access and uploading of daily operational data to a central data collection site assigned responsibility for Data Management activities under a separate contract issued by DOE.

     o Characteristics of the selected DAS, which must at a minimum record the following:

          o    Events that result in a change of system operational mode,

          o Demonstration system response times to changes in operating conditions,

          o Energy and power into and out of the EES demonstration system, for each AC phase in the system,

          o    System load,

          o    System duty cycle count,

          o    System Failures/Problems,

          o    Electrical performance of the Power Conditioning System.

          o The DAS shall accommodate the secure storage of at least 365 days of historical data on site, and all data Shall be time stamped with resolution to 1 millisecond.

     o    Any flowcharts and operating manuals for the DAS.

     o Method for obtaining historical utility system performance data. Utility system performance data for a minimum of 365 days prior to the installation of the demonstration system is required in order to provide credible baseline data on electrical system performance before and after the installation of the demonstration system. This data shall include, but not be limited to, load profiles, peaks, overloads, faults, power


                                    15 of 17

                                    Exhibit A
          quality events, and any other information required to fully characterize the operation of the electrical utility at the demonstration site prior to installation of the demonstration system.

o    Procure a DAS system according to the approved DAS Implementation Plan.

o Prepare a DAS System Test Plan. This test plan shall include, but not be limited to:

     o    a description of the process to be tested

     o    the rationale for why the tests are required

     o    predicted performance based on calculations or other analyses

     o    test objectives and technical approach

     o a test matrix showing the number of test conditions and replicated runs

     o a description of the facilities, equipment, instrumentation required to conduct the tests

     o a description of test procedures, including parameters to be controlled and how they will be controlled; parameters to be measured and instrumentation to measure them; calibration procedures to be used; recommended calibration interval; and maintenance of the test log

     o    a description of the data analysis procedures

     o    a description of quality assurance procedures

     o contingency measures to be considered if the test objectives are not met

o    Build and test the DAS system according to the approved DAS System Test
     Plan.

o Prepare a DAS System Test Report. The Test Report shall include, but not be limited to, the following:

     o    test results

     o    analysis

     o    conclusions

     o    recommendations

     o    photographs as appropriate.

o Collect historical utility system performance data according to the approved DAS Implementation Plan for a minimum of 365 days prior to system commissioning.

o    Run and manage the DAS.

o Provide a secure access to data collected by the DAS that allows daily uploading of operational data to a central site. Protocols for supporting this remote data upload requirement shall be coordinated with the DOE's Data Management Contractor prior to the implementation of the system to insure standard communications protocol is used to fulfill this requirement. All data shall be time stamped with resolution to 1 millisecond.

o Prepare DAS operational summary information each month, and include this information in the Monthly Progress Reports described in Administrative Task 1.4. This information shall include, but not be limited to, the following:

     o    A written summary of the economic benefit derived for the month

     o A written summary of all operations and maintenance activities for the month

     o System dispatch information and use patterns associated with the project

     o Energy consumption breakdown of parasitic loads introduced by the demonstration system

     o System performance under typical utility fault conditions (e.g. lightning strikes)

     o System performance under user fault conditions (e.g. fault in customer plant)

     o    System reliability, failure rates, and performance summary

     o Utility system operational data after installation of the demonstration system

     o A comparison, after the 2-month anniversary of system commissioning, of DAS data to the historical utility system performance data collected in this Task.


                                    16 of 17

                                    Exhibit A

o Prepare benefits data information, and include this information on a quarterly basis in the Monthly Progress Reports described in Administrative Task 1.4. This information should be sufficient to demonstrate the economic benefits defined in the original proposal.

o Prepare Annual DAS Reports. These reports shall consolidate all the monthly DAS operational summary information and the quarterly benefits data information and summarize the operation of the system for the preceding year.

DELIVERABLES:

     o    Draft DAS Implementation Plan

     o    Final DAS Implementation Plan

     o    Draft DAS System Test Plan

     o    Final DAS System Test Plan

     o    Draft DAS System Test Report

     o    Final DAS System Test Report

     o    Draft Annual DAS Reports

     o    Final Annual DAS Reports

TASK 8.0 TECHNOLOGY TRANSFER ACTIVITIES

The goal of this task is to develop a Technology Transfer Plan to address has the knowledge gained from this effort will be shared with industry, California ratepayers, potential future customers and other interested parties

THE CONTRACTOR SHALL:

o Prepare a Draft Technology Transfer Plan. This plan will address as a minimum:

     o    Overview of the project and project status

     o    Expected benefits when the project was proposed.

     o    Observed benefits and values demonstrated during the project

     o    Future market opportunities for this demonstrated technology

     o List of proposed technical presentations, project orientations, project tours and other activities where information will be transferred to appropriate individuals, organizations and agencies.

     o Conduct technology transfer activities in accordance with the Technology Transfer Plan.

DELIVERABLES:

     o    Draft Technology Transfer Plan.

     o    Final Technology Transfer Plan.

     o Technology transfer presentations and activities as defined in the Technology Transfer Plan


                                    17 of 17

                                    Exhibit A